As filed with the Securities and Exchange Commission on August 17, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Weatherford International Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation or organization)

98-0371344

(I.R.S. Employer Identification Number)

2000 St. James Place, Houston, Texas 77056

(713) 836-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Weatherford International public limited company

(Exact name of co-registrant as specified in its charter)

Ireland

(State or other jurisdiction of incorporation or organization)

98-0606750

(I.R.S. Employer Identification Number)

Weststrasse 1, 6340 Baar, Switzerland

+41.22.816.1500

(Address, including zip code, and telephone number, including area code, of co-registrant’s principal executive offices)

Weatherford International, LLC

(Exact name of co-registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

04-2515019

(I.R.S. Employer Identification Number)

2000 St. James Place, Houston, Texas 77056

(713) 836-4000

(Address, including zip code, and telephone number, including area code, of co-registrant’s principal executive offices)

Christina M. Ibrahim

Weatherford International plc

Executive Vice President, General Counsel and Corporate Secretary

2000 St. James Place

Houston, Texas 77056

(713) 836-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John M. Greer

Ryan J. Maierson

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
9.875% Senior Notes due 2024	$790,000,000	100%	$790,000,000	$91,561.00
Guarantees of 9.875% Senior Notes due 2024(2)	—	—	—	—
Total	$790,000,000	—	$790,000,000	$91,561.00

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(a) of the rules and regulations under the Securities Act.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell the securities described herein and it is not soliciting an offer to buy such securities in any jurisdiction where such declared offering is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 17, 2017

PROSPECTUS

Weatherford International Ltd.

(a Bermuda exempted company)

Offer to Exchange

Up to $790,000,000 of

9.875% Senior Notes due 2024 (CUSIP Nos. 947075 AL1, G9508C AA2 and G9508C AB0)

that Have Not Been Registered Under

the Securities Act of 1933, as amended

for

Up to $790,000,000 of

9.875% Senior Notes due 2024

that Have Been Registered Under

the Securities Act of 1933, as amended

The exchange offer and related withdrawal rights will expire at 5:00 p.m., New York City time, on                 , unless extended.

We are offering to exchange (the “exchange offer”) up to $790 million aggregate principal amount of our new 9.875% Senior Notes due 2024, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 9.875% Senior Notes due 2024, referred to in this prospectus as the “old notes.” We issued $540 million of the old notes on November 18, 2016 and $250 million of the old notes on June 29, 2017, each in transactions not requiring registration under the Securities Act. We are offering you new notes in exchange for old notes in order to satisfy our registration obligations agreed to in connection with such transactions. The old notes and the new notes are collectively referred to in this prospectus as the “notes,” and they will be treated as a single class under the indenture dated October  1, 2003, as amended and supplemented (the “indenture”), governing them.

Please read “Risk Factors” beginning on page 10 for a discussion of factors you should consider before participating in the exchange offer.

We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The procedures related to this exchange are more fully described in “Exchange Offer—Procedures for Tendering.” If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

The terms of the new notes are substantially identical to the terms of the old notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the old notes do not apply to the new notes. Please read “Description of New Notes” for more details on the terms of the new notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to this offering must acknowledge that it will deliver this prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the exchange date (as such period may be extended), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2017

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

i

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of the old notes upon written or oral request made to Weatherford International plc, 2000 St. James Place, Houston, Texas 77056, Attention: Investor Relations, Telephone: (713) 836-4000. To obtain timely delivery of any requested information, holders of the old notes must make any request no later than five business days prior to the expiration of the exchange offer.

Unless the context requires otherwise or unless otherwise noted herein, as used in this prospectus:

•	“Weatherford Ireland” refers to Weatherford International plc, an Irish public limited company.

•	“Weatherford Bermuda” refers to Weatherford International Ltd., a Bermuda exempted company and wholly owned, indirect subsidiary of Weatherford Ireland.

•	“Weatherford Delaware” refers to Weatherford International, LLC, a Delaware limited liability company and wholly owned, indirect subsidiary of Weatherford Ireland and an indirect subsidiary of Weatherford Bermuda.

•	“We,” “us” or “our” refers to Weatherford Ireland and its subsidiaries (including Weatherford Bermuda and Weatherford Delaware) on a consolidated basis, unless in relation to the terms of the new notes, in which case such terms refer to Weatherford Bermuda, as the issuer of the new notes.

Consent under the Exchange Control Act of 1972 (and its related regulations) has been granted by the Bermuda Monetary Authority for the issue and transfer of securities of Bermuda companies (other than “Equity Securities”) to and between non-residents of Bermuda for exchange control purposes. In granting such consent, the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus includes various statements relating to future financial performance and results, including certain projections, business trends and other statements that are not historical facts. These statements constitute “Forward-Looking Statements,” and are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “budget,” “strategy,” “plan,” “guidance,” “outlook,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words.

Forward-looking statements reflect our beliefs and expectations based on current estimates and projections. While we believe these expectations, and the estimates and projections on which they are based, are reasonable and were made in good faith, these statements are subject to numerous risks and uncertainties. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecasted in the forward-looking statements. Furthermore, from time to time, we update the various factors we consider in making our forward-looking statements and the assumptions we use in those statements. However, we undertake no obligation to correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required under federal securities laws. The following sets forth various risks and uncertainties relating to those statements. Certain of these risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, those described under “Risk Factors” in this prospectus, Weatherford Ireland’s most recent Annual Report on Form 10-K (the “Form 10-K”) and the following:

•	the price and price volatility of oil, natural gas and natural gas liquids;

•	global political, economic and market conditions, political disturbances, war, terrorist attacks, changes in global trade policies, weak local economic conditions and international currency fluctuations;

•	nonrealization of expected benefits from our acquisitions or business dispositions and our ability to execute or close such acquisitions and dispositions;

•	our ability to realize expected revenues and profitability levels from current and future contracts;

•	our ability to manage our workforce, supply chain and business processes, information technology systems and technological innovation and commercialization, including the impact of our cost and support reduction plans;

•	our high level of indebtedness;

•	increases in the prices and availability of our raw materials;

•	potential non-cash asset impairment charges for long-lived assets, goodwill, intangible assets or other assets;

•	changes to our effective tax rate;

•	downturns in our industry which could affect the carrying value of our goodwill;

•	member-country quota compliance within the Organization of the Petroleum Exporting Countries (“OPEC”);

•	adverse weather conditions in certain regions of our operations;

•	our ability to realize the expected benefits from our redomestication from Switzerland to Ireland and to maintain our Swiss tax residency;

•	failure to ensure on-going compliance with current and future laws and government regulations, including but not limited to environmental and tax and accounting laws, rules and regulations; and

•	limited access to capital, significantly higher cost of capital, or difficulty raising additional funds in the equity or debt capital markets.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act. For additional information regarding risks and uncertainties, see “Where You Can Find More Information.” Developments in any of these areas could cause actual results to differ materially from those anticipated or projected or cause a significant reduction in the market price of our common stock or notes. The foregoing list of risks and uncertainties may not contain all of the risks and uncertainties that could affect us. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements in this prospectus may not in fact occur. Accordingly, undue reliance should not be placed on these statements. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as otherwise provided by law.

PROSPECTUS SUMMARY

This summary provides a brief overview of information included or incorporated by reference in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, including the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017, which are incorporated herein by reference, before making a decision to exchange old notes for new notes.

Unless the context requires otherwise or unless otherwise noted, as used in this prospectus: “Weatherford Ireland” refers to Weatherford International plc, an Irish public limited company, and a guarantor of the new notes; “Weatherford Bermuda” refers to Weatherford International Ltd., a Bermuda exempted company and wholly owned, indirect subsidiary of Weatherford Ireland, and the issuer of the new notes; “Weatherford Delaware” refers to Weatherford International, LLC, a Delaware limited liability company and wholly owned, indirect subsidiary of Weatherford Ireland, and a guarantor of the new notes; and, unless the context otherwise requires, “we,” “us” or “our” refers to Weatherford Ireland and its subsidiaries (including Weatherford Bermuda and Weatherford Delaware) on a consolidated basis. The financial statements incorporated by reference in this prospectus are those of Weatherford Ireland.

Overview

We are a multinational oilfield service company and one of the world’s leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. Many of our businesses, including those of our predecessor companies, have been operating for more than 50 years. We conduct operations in over 90 countries and have service and sales locations in nearly all of the oil and natural gas producing regions in the world.

Weatherford Ireland is incorporated in Ireland and is the ultimate parent company of the Weatherford group of affiliates. Each of Weatherford Bermuda and Weatherford Delaware is an indirect, wholly owned subsidiary of Weatherford Ireland. Weatherford Ireland currently conducts all of its operations through its subsidiaries, including Weatherford Bermuda and Weatherford Delaware.

For a further discussion of our business, we urge you to read our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017. See “Where You Can Find Additional Information; Incorporation by Reference.”

Corporate Information

Our headquarters are located at Weststrasse 1, 6340 Baar, Switzerland and our telephone number at that location is +41.22.816.1500. Our internet address is www.weatherford.com. General information about us, including our corporate governance policies, code of business conduct and charters for the committees of our Board of Directors, can be found on our web site under the “Investor Relations” section. On our website we make available, free of charge, Weatherford Ireland’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file with or furnish them to the SEC. Except for information specifically incorporated by reference into this prospectus that may be accessed from our website, however, the information on, or otherwise accessible through, our website or any other website does not constitute a part of this prospectus.

The Exchange Offer

In separate transactions on November 18, 2016 and June 29, 2017, we completed private offerings of $540 million and $250 million, respectively, aggregate principal amount of our 9.875% Senior Notes due 2024 for a total of $790 million aggregate principal amount of our 9.875% Senior Notes due 2024 to qualified institutional buyers under Rule 144A of the Securities Act (“Rule 144A”) and non-U.S. persons outside the United States under Regulation S under the Securities Act (“Regulation S”). Collectively, we refer to these notes in this prospectus as the “old notes.” In connection with each offering, we entered into separate registration rights agreements with the initial purchaser of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete the exchange offer on or prior to December 23, 2017 or file and have a shelf registration statement declared effective on or before the date required by the registration rights agreements and complete the exchange offer not later than 60 days after such effective date. The following is a summary of the exchange offer.

Old Notes	In separate transactions on November 18, 2016 and June 29, 2017, we issued $540 million and $250 million, respectively, aggregate principal amount of 9.875% Senior Notes due 2024, with the cumulative aggregate principal amount of 9.875% Senior Notes due 2024 totaling $790 million.

New Notes	9.875% Senior Notes due 2024.

The terms of the new notes are substantially identical to the terms of the old notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the old notes do not apply to the new notes. The new notes offered hereby, together with any old notes that remain outstanding after the completion of the exchange offer, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The new notes will have a CUSIP number different from that of any old notes that remain outstanding after the completion of the exchange offer.

Exchange Offer	We are offering to exchange up to $790 million aggregate principal amount of our new 9.875% Senior Notes due 2024 that have been registered under the Securities Act for an equal amount of our outstanding 9.875% Senior Notes due 2024 that have not been so registered to satisfy our obligations under the registration rights agreements that we entered into in connection with the issuance of the old notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2017 (the “expiration date”) unless we decide to extend such deadline.

Conditions to the Exchange Offer	The registration rights agreements do not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or policy of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered. Please read “Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes	All of the old notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”). To participate in the exchange offer, you must follow the automatic tender offer program (“ATOP”) procedures established by DTC for tendering notes held in book-entry form. The ATOP procedures require that (i) the exchange agent receive, prior to the expiration date, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC confirm that:

•	DTC has received your instructions to exchange your old notes, and

•	you agree to be bound by the terms of the letter of transmittal included as Annex A hereto.

For more information on tendering your old notes, please refer to the sections in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “Exchange Offer—Procedures for Tendering” and “Description of New Notes—Book-Entry, Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date. Please read “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Old Notes

If you do not exchange your old notes in the exchange offer, you will no longer be able to require us to register the old notes under the Securities Act, except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the old notes available for trading will be significantly reduced. This reduced float may adversely affect the liquidity and market price of the old notes. A smaller outstanding principal amount of old notes available for trading may make the prices of old notes more volatile.

U.S. Federal Income Tax Consequences	The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material United States Federal Income Tax Consequences.”

Exchange Agent	We have appointed Deutsche Bank Trust Company Americas as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: By registered and certified mail or by regular mail or courier: 60 Wall Street, MS NYC60-1630, New York, New York. Eligible institutions may make requests for facsimile transmission at (615) 866-3889.

Terms of the New Notes

The following summary contains basic information about the offering of the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, see the section entitled “Description of New Notes” in this prospectus. For purposes of the following summary, references to “Weatherford Bermuda,” “we,” “our” and “us” refer only to Weatherford International Ltd. and not to its parent company, Weatherford International plc, or any of Weatherford International plc’s other subsidiaries, including Weatherford International, LLC; references to “Weatherford Ireland” refer only to Weatherford International plc and not to any of its subsidiaries; references to “Weatherford Delaware” refer only to Weatherford International, LLC and not to any of its subsidiaries; and references to “guarantors” refer to Weatherford Ireland and Weatherford Delaware together.

The terms of the new notes will be substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes do not apply to the new notes. The new notes will evidence the same debt as the old notes, and the same indenture that governs the old notes will govern the new notes. We sometimes refer to the new notes and the old notes collectively in this prospectus as “the notes.”

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please read “Description of New Notes.”

Issuer	Weatherford International Ltd.

Guarantors	Each of Weatherford Ireland and Weatherford Delaware will fully and unconditionally and jointly and severally guarantee the notes on a senior, unsecured basis. See “Description of New Notes—Guarantees.”

Notes offered	$790 million aggregate principal amount of 9.875% Senior Notes due 2024.

Issue Price	100% plus accrued interest, if any, from November 18, 2016.

Maturity Date	February 15, 2024, unless earlier redeemed.

Interest rate	The notes will bear interest at 9.875% per year, accruing from November 18, 2016.

Interest on the notes will be payable semi-annually on February 15 and August 15 of each year. The initial interest payment on the new notes will include all accrued and unpaid interest on the old notes exchanged therefor.

Covenants

Weatherford Bermuda will issue the new notes under that certain indenture entered into with Deutsche Bank Trust Company Americas, as trustee, dated October 1, 2003, as amended and supplemented by several supplemental indentures, including that certain Eleventh Supplemental Indenture, dated November 18, 2016, establishing the form and terms of the notes, which we refer to together as the

“indenture.” The indenture contains limitations on, among other things, Weatherford Ireland’s and its restricted subsidiaries’ ability to:

•	incur or guarantee additional indebtedness or issue certain types of equity securities;

•	pay dividends or repurchase equity or subordinated debt;

•	make investments or loans;

•	make unscheduled payments on subordinated indebtedness;

•	engage in transactions with affiliates;

•	create certain liens;

•	create unrestricted subsidiaries;

•	make investments, loans or other guarantees;

•	consolidate, amalgamate, merge or transfer their assets as, or substantially as, an entirety; and

•	engage in certain sale-leaseback transactions.

These covenants are subject to a number of important limitations and exceptions.

If the notes are assigned investment grade ratings by both Moody’s and S&P and no default or event of default has occurred and is continuing under the indenture, upon our election, we and our restricted subsidiaries will no longer be subject to many of the foregoing covenants. See “Description of New Notes—Certain Covenants—Covenant Termination.”

The notes will contain certain events of default.

Optional Redemption of the Notes	We may redeem, at our option, all or part of the notes at any time prior to November 15, 2023 (three months prior to their maturity date) (the “Notes Par Call Date”) at the redemption price described under “Description of New Notes—Optional Redemption—Make-Whole Redemption” plus accrued and unpaid interest to, but not including, the redemption date. We may also redeem, at our option, all or part of the notes at any time on or after the Notes Par Call Date at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date.

The notes may also be redeemed by us at our option in connection with a change in tax law as set forth under “Description of New Notes—Optional Redemption—Redemption at Our Option upon a Change in Tax Law.”

For a more complete description of the redemption provisions of the notes, please read “Description of New Notes—Optional Redemption.”

Ranking	The notes will be our senior, unsecured obligations and will be:

•	equal in right of payment with our existing and future senior indebtedness;

•	senior in right of payment to our existing and future indebtedness that is expressly subordinated to the notes;

•	effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our non-guarantor subsidiaries.

The guarantee of each guarantor will be such guarantor’s senior, unsecured obligation and will be:

•	equal in right of payment with such guarantor’s existing and future senior indebtedness;

•	senior in right of payment to such guarantor’s existing and future indebtedness that is expressly subordinated to the guarantee;

•	effectively subordinated to such guarantor’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent such guarantor is not a holder thereof) preferred equity, if any, of such guarantor’s non-guarantor subsidiaries.

As of June 30, 2017, Weatherford Ireland had total consolidated indebtedness of $7.7 billion, substantially all of which, other than $400 million of indebtedness incurred under our Term Loan Agreement (as defined below), was unsecured indebtedness of us or our subsidiaries guaranteed by Weatherford Ireland, Weatherford Delaware and/or us and to which the new notes and the related guarantees will rank equal in right of payment. As of June 30, 2017, subsidiaries of Weatherford Ireland, other than us or Weatherford Delaware, had outstanding guarantees for approximately $400 million of our debt under our Revolving Credit Agreement (as defined below), and Term Loan Agreement. See “Risk Factors—Risks Relating to the New Notes and our Indebtedness—The new notes and the related guarantees will be effectively subordinated to any of our or the guarantors’ existing and future secured debt and structurally subordinated to the liabilities of our and our guarantors’ non-guarantor subsidiaries.”

See “Description of Other Indebtedness,” “Description of New Notes— Ranking” and “Description of New Notes—Guarantees.”

Change of Control	Upon a change of control repurchase event, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101.0% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to the repurchase date. See “Description of New Notes—Change of Control Repurchase Event.”

Transfer restrictions	The new notes generally will be freely transferable, but will also be securities for which the public market may be limited.

No Prior Market	The new notes will be new securities for which there is currently no market. We cannot assure you as to the liquidity of markets that may develop for the new notes, your ability to sell the new notes or the price at which you would be able to sell the new notes. See “Risk Factors—Risks Relating to the New Notes and our Indebtedness—Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active market will develop for the new notes.”

Risk Factors	The new notes involve risks. You should carefully read and consider the information set forth in the “Risk Factors” and “Forward-Looking Statements” sections of this prospectus and the “Risk Factors” section of Weatherford Ireland’s Form 10-K and similar sections in any subsequent Exchange Act reports that we incorporate by reference in this prospectus, and all other information set forth in, or incorporated by reference into, this prospectus, before making a decision to invest in the new notes.

Governing Law	The notes and the indenture will be governed by New York law.

Additional Issuance	We may, at any time, without the consent of the holders of the notes, issue additional notes of the same series having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the old notes and the new notes offered hereby, will constitute a single series of notes under the indenture. See “Description of New Notes.”

Form of New Notes	The new notes will be represented initially by one or more global notes. Each global new note will be deposited with the trustee, as custodian for DTC.

Same-Day Settlement	The global new notes will be shown on, and transfers of the global new notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

The new notes are expected to trade in DTC’s same day funds settlement system until maturity or redemption. Therefore, secondary market trading activity in the new notes will be settled in immediately available funds.

Trading	We do not expect to list the new notes for trading on any securities exchange or automated dealer quotation system.

Trustee, Registrar and Exchange Agent	Deutsche Bank Trust Company Americas.

For additional information regarding the notes, see “Description of New Notes.”

RISK FACTORS

Investing in the new notes involves a high degree of risk. Before deciding whether to invest in the new notes, you should carefully consider the risks and uncertainties described below as well as those described under “Risk Factors” in Weatherford Ireland’s Form 10-K, together with all of the other information included in, or incorporated by reference into, this prospectus. See “Incorporation by Reference.” If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Relating to the Exchange Offer

If you fail to exchange old notes, existing transfer restrictions will remain in effect, and the market value of old notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange old notes for new notes in the exchange offer, then you will continue to be subject to the existing transfer restrictions on the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the old notes.

The tender of old notes in the exchange offer will reduce the principal amount of the currently outstanding old notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding old notes that you continue to hold following the completion of the exchange offer.

Risks Relating to the New Notes and our Indebtedness

The new notes and the related guarantees will be effectively subordinated to any of our or the guarantors’ existing and future secured debt and structurally subordinated to the liabilities of our and the guarantors’ non-guarantor subsidiaries.

The new notes and the related guarantees will be general unsecured, senior obligations of Weatherford Bermuda and the guarantors, respectively, and will be effectively subordinated to existing and future secured indebtedness of us and the guarantors to the extent of the value of the collateral securing that indebtedness.

As of June 30, 2017, Weatherford Ireland had total consolidated indebtedness of $7.7 billion, substantially all of which, other than $400 million of indebtedness incurred under the Term Loan Agreement, was unsecured indebtedness of us or our subsidiaries guaranteed by Weatherford Ireland, Weatherford Delaware and/or us and to which the new notes and the related guarantees will rank equal in right of payment. Despite our current consolidated debt levels, we may be able to incur substantial additional debt in the future, including secured debt, subject to the restrictions contained in our debt instruments and credit facilities. The indenture governing the notes does not fully limit the amount of debt, including senior debt that we, the guarantors or our or their respective subsidiaries may incur. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, Weatherford Ireland or Weatherford Delaware, the holders of any secured indebtedness of us, Weatherford Ireland or Weatherford Delaware will be entitled to proceed directly against the collateral securing such indebtedness. Accordingly, that collateral will not be available for satisfying any amounts owed under the new notes or the related guarantees, as applicable, unless and until the secured indebtedness is satisfied in full.

Other than Weatherford Delaware, none of our subsidiaries will guarantee the notes. Accordingly, the notes and the related guarantees will also be structurally subordinated to all existing and future unsecured and secured liabilities and (to the extent we are not a holder thereof) preferred equity, if any, of Weatherford Ireland’s subsidiaries other than us or Weatherford Delaware. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of such subsidiaries, we or Weatherford Ireland, as a common equity owner of the subsidiary, and, therefore, holders of our debt, including the notes, will be subject to the prior claims of that subsidiary’s creditors, including trade creditors. As of June 30, 2017, the aggregate amount of liabilities of our subsidiaries was approximately $10.5 billion, including $7.7 billion of consolidated indebtedness, trade and other payables but excluding intercompany liabilities. As of June 30, 2017, subsidiaries of Weatherford Ireland, other than us or Weatherford Delaware, had outstanding guarantees for approximately $400 million of our debt under our Revolving Credit Agreement and Term Loan Agreement. The provisions of the indenture governing the notes do not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity.

Servicing our indebtedness requires a significant amount of cash, and we may not have sufficient cash flow from our business to service or repay this indebtedness.

Our ability to make scheduled payments of the principal and to pay interest on or to refinance our indebtedness, including the new notes, depends on our future performance and results of operations which are subject to economic, financial, competitive, legislative, regulatory and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our indebtedness and the indebtedness of Weatherford Ireland and its other subsidiaries and make necessary capital expenditures. If Weatherford Ireland and its subsidiaries are unable to generate such cash flow, Weatherford Ireland and its subsidiaries may be required to adopt one or more alternatives, such as selling assets, restructuring debt, reducing or delaying capital expenditures or obtaining additional equity capital of Weatherford Ireland on terms that may be onerous or highly dilutive. The ability to refinance the indebtedness of Weatherford Ireland and its subsidiaries will depend on the capital markets and the financial condition of Weatherford Ireland and its subsidiaries at such time. Weatherford Ireland and its subsidiaries may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the new notes, or the debt obligations of Weatherford Ireland and its other subsidiaries.

Our indebtedness and liabilities could limit cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the new notes.

As of June 30, 2017, Weatherford Ireland’s total consolidated indebtedness was approximately $7.7 billion. We may also incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business; and

•	placing us at a possible competitive disadvantage with less leveraged competitors or competitors that may have better access to capital resources.

Any harm to our business and operations resulting from our current or future level of indebtedness could adversely affect our ability to pay amounts due on the new notes.

If we are unable to comply with the restrictions and covenants in the agreements governing the Revolving Credit Agreement, the Term Loan Agreement and our other indebtedness, including the indentures governing the notes and our other senior notes, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and would affect our ability to make principal and interest payments on the new notes.

Any default under the agreements governing our indebtedness that is not cured or waived by the required lenders, and the remedies sought by the holders of any such indebtedness, could make us unable to pay principal and interest on the new notes and substantially decrease the market value of the new notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the agreements governing our indebtedness (including covenants in the Revolving Credit Agreement, the Term Loan Agreement and the indentures governing the notes and our other senior notes, we could be in default under the terms of such agreements. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under such agreements could elect to terminate their commitments thereunder and cease making further loans; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers under the Revolving Credit Agreement, the Term Loan Agreement or the indentures governing the notes and our other senior notes to avoid being in default. If we breach our other covenants under the Revolving Credit Agreement, the Term Loan Agreement or the indentures governing the notes or our other senior notes and seek a waiver, we may not be able to obtain a waiver from the required lenders or noteholders. If this occurs, we would be in default under such agreements, the lenders or trustee could exercise their rights or remedies, as described above, and we could be forced into bankruptcy or liquidation.

The terms of the Revolving Credit Agreement and Term Loan Agreement restrict, and the indentures governing the notes and our other senior notes restricts, our current and future operations, particularly our ability to respond to changes or to pursue our business strategies.

The Revolving Credit Agreement, the Term Loan Agreement and the indentures governing the notes and our other senior notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness;

•	pay dividends make other distributions;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

•	As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively, execute our growth strategy or take advantage of new business opportunities.

In addition, the restrictive covenants in the Revolving Credit Agreement and Term Loan Agreement require us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control.

A breach of the covenants under the Revolving Credit Agreement, the Term Loan Agreement or the indentures governing the notes or our other senior notes could result in an event of default thereunder. Such a default may allow the lenders or the trustee to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the Revolving Credit Agreement or Term Loan Agreement would permit the lenders thereunder to terminate all commitments. Furthermore, if we were unable to repay the amounts due and payable under the Term Loan Agreement, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the new notes.

The new notes will be registered under the Securities Act, but will constitute a new issue of securities for which there is no established trading market. We do not intend to have the new notes listed on a national securities exchange or included in any automated quotation system. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our performance, the market for similar securities, the interest in securities dealers making a market in the new notes and other factors. Therefore, we cannot assure you that an active market for the new notes will develop or, if developed, that it will continue. If an active market does not develop or is not maintained, the price and liquidity of the new notes will be adversely affected.

Historically, the market for non-investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market, if any, for the new notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your new notes.

We offered the old notes in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the old notes may be transferred or resold only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We are conducting the exchange offer pursuant to an effective registration statement, whereby we are offering to exchange the old notes for nearly identical notes that you will be able to trade without registration under the Securities Act provided you are not one of our affiliates. We cannot assure you that this exchange offer will be conducted in a timely fashion. Moreover, we cannot assure you that an active or liquid trading market for the new notes will develop. See “Exchange Offer.”

Our holding company structure may impact our ability to meet our obligations under the new notes.

We are a holding company subsidiary of Weatherford Ireland with no material assets (other than shares of our subsidiaries), operations, revenues or cash flows other than those related to the issuance, administration and repayment of debt, including the new notes being offered hereby. As a result, our ability to meet our obligations under the new notes is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, loan, debt repayment or otherwise. Our subsidiaries do not have any obligation to make funds available to repay our indebtedness, other than cases in which such subsidiaries have guaranteed such indebtedness, or pay dividends. Dividends from subsidiaries that are not wholly owned are shared with other equity owners. In addition, cash at our international operations is also subject to foreign withholding taxes upon repatriation.

In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to repay our indebtedness or pay dividends. Each of our subsidiaries is a distinct legal entity, and, under certain circumstances, legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors.

We may not be able to fund a change of control offer.

If a change of control triggering event occurs, we will be required, subject to certain conditions, to offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. The holders of the other series of our outstanding senior notes, other than our exchangeable senior notes, have similar put rights upon a change of control triggering event, which would increase the amount of indebtedness we would be required to offer to repurchase following a change of control triggering event. If a change of control triggering event were to occur today, we would not have sufficient funds available to purchase all of the outstanding notes were they to be tendered in response to an offer made as a result of a change of control triggering event. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control triggering event in the future. Furthermore, any change of control would terminate the commitments under our Revolving Credit Agreement and Term Loan Agreement and require us to prepay amounts outstanding thereunder. See “Description of New Notes—Change of Control Repurchase Event.”

Many of the covenants contained in the indenture governing the notes will terminate if the notes are rated investment grade by both S&P and Moody’s and no default or event of default has occurred and is continuing.

Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by both S&P and Moody’s provided at such time no default or event of default has occurred and is continuing. The covenants restrict, among other things, the ability of Weatherford Ireland and its restricted subsidiaries to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade. See “Description of New Notes—Certain Covenants—Covenant Termination.”

The indenture governing the notes permits us to sell or distribute our land drilling business to our shareholders. A sale or spinoff of that business would result in a smaller amount of consolidated assets supporting the repayment of the new notes.

The indenture governing the notes permits us to sell or spinoff, by way of a stock dividend, the voting securities of a subsidiary that holds all or substantially all of our land drilling rigs and related assets, subject only to the absence of any continuing default or event of default. See “Description of New Notes—Certain Definitions—Qualified Spin Transaction.” As a result of any such sale or spinoff transaction, the holders of the new notes would have a smaller amount of consolidated assets supporting repayment of their notes.

Weatherford Ireland’s, Weatherford Bermuda’s and Weatherford Delaware’s credit ratings may not reflect all risks of your investment in the new notes.

Weatherford Ireland’s, Weatherford Bermuda’s and Weatherford Delaware’s credit ratings are assessments by rating agencies of their ability to pay their debts when due. Consequently, real or anticipated changes in their credit ratings will generally affect the market value of the new notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the new notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s ratings should be evaluated independently of any other agency’s ratings.

The guarantees of the new notes will be the guarantors’ obligations only, and the guarantors’ operations are conducted through, and substantially all of their consolidated assets are held by, their subsidiaries.

Weatherford Ireland and Weatherford Delaware are each holding companies that conduct all of their respective operations through subsidiaries. Accordingly, the guarantors’ ability to pay the cash obligations, if any, that become due under the guarantees of the new notes will depend on the results of operations of their respective subsidiaries and upon the ability of such subsidiaries to provide the guarantors with cash, whether in the form of dividends, loans or otherwise, to pay amounts due under the guarantees. The guarantors’ subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments in respect of the guarantees or the new notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to the guarantors from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations. As a result, the guarantors may not be able to pay the cash obligations, if any, that become due under the guarantees.

U.S. Federal and state laws and Irish law allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

Under U.S. federal and foreign bankruptcy laws and comparable provisions of state and foreign fraudulent transfer laws, the guarantees of the new notes could be voided if, among other things, at the time the guarantors issued the guarantees, a guarantor:

•	intended to hinder, delay or defraud any present or future creditor by making such guarantee; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor in the United States would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it was generally not paying or could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not a guarantor was solvent at the relevant time. If a guarantee is legally challenged, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the respective guarantor, the obligations of the guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under that guarantee, subordinate them to the guarantor’s other indebtedness or take other action detrimental to the holders of the new notes.

The issuance of the guarantees of the new notes by a guarantor may be subject to review under Irish law in certain circumstances, including the following:

•	a guarantor, having become the subject of liquidation proceedings within six months (or two years if the guarantee is given in favor of anyone who is, in relation to the guarantor, a connected person) of issuing the guarantee, is made the subject of an application by the liquidator, on behalf of the guarantor, to the Irish courts to void the guarantee on the grounds that the issuance of the guarantee constituted a preference over other creditors at a time when the guarantor was insolvent;

•	if a guarantor was wound up, the Irish courts, on the application of a liquidator or creditor, may, if it can be shown that the guarantee or any payments made thereunder constituted a fraud on the guarantor, order a return of any payments made by the guarantor under the guarantee and declare that any ordinary shares issued thereunder are void;

•	if the guarantee is challenged on the grounds that there was no corporate benefit to the guarantor in entering into the guarantee; or

•	a guarantor having become insolvent, or deemed likely to become insolvent, is made the subject of court protection under the examinership procedure (see further below) and the court approves a scheme for the compromise of debts of the guarantor.

Under the laws of Ireland, a guarantee may only be issued where the entity issuing the guarantee receives sufficient commercial benefit for doing so. If there is insufficient commercial benefit, the beneficiary of the guarantee may not be able to rely on the authority of the directors of that entity to grant the guarantee, and, accordingly, a court may set aside the guarantee at the request of the entity’s shareholders or a liquidator. The board of directors of Weatherford Ireland and the sole member of Weatherford Delaware have each passed a resolution that the entry into the guarantee is in its best interests and for its corporate benefit. However, no assurance can be given that a court would agree with their conclusions in this regard. In addition, in an insolvency of an Irish company, the claims of certain preferential creditors (including the Irish Revenue Commissioners for certain unpaid taxes) will rank in priority to claims of unsecured creditors. If Weatherford Ireland becomes subject to an insolvency proceeding and Weatherford Ireland has obligations to creditors that are treated under Irish law as creditors that are senior relative to the holders of the new notes, the holders of the new notes may suffer losses as a result of their subordinated status during such insolvency proceeding.

If a court voids the guarantee or any payment under the guarantee of the new notes as a result of a fraudulent transfer or holds it unenforceable for any other reason, the rights of holders of the new notes under the guarantee would be seriously undermined and such holders could cease to have any claim against that guarantor under its guarantee of the new notes. See “—Our holding company structure may impact our ability to meet our obligations under the new notes.”

A substantial number of our guarantors’ subsidiaries operate or are incorporated in jurisdictions other than Ireland and the United States and may be subject to the insolvency, bankruptcy and corporation laws of such other jurisdictions. The insolvency, bankruptcy and corporation laws of these jurisdictions may differ materially from those of Ireland and those of the United States. In addition, there can be no assurance as to how the insolvency, bankruptcy or corporation laws of the various jurisdictions in which Weatherford Ireland and its subsidiaries operate will be applied in relation to one another.

If Weatherford Ireland is unable to pay its debts, an examiner may be appointed under Irish law to oversee Weatherford Ireland’s operations.

If Weatherford Ireland is unable, or likely to be unable, to pay its debts, including obligations under its guarantee, an examiner may be appointed to oversee Weatherford Ireland’s operations and to facilitate its survival and the whole or any part of its business by formulating proposals for a compromise or scheme of arrangement. An examiner may be appointed even if Weatherford Ireland is solvent. If an examiner has been appointed to Weatherford Ireland or any of its subsidiaries, the examinership may be extended to any of the related companies of the entity in question, including us and Weatherford Delaware, even if we or Weatherford Delaware are solvent. There can be no assurance that we would be exempt from an extension of the examinership.

If an examiner is appointed to Weatherford Ireland, a protection period, not exceeding 100 days, will be imposed so that the examiner can formulate and implement his or her proposals for a compromise or scheme of arrangement. During the protection period, any enforcement action by a creditor is prohibited. In addition, Weatherford Ireland would be prohibited from paying any debts existing at the time of the presentation of the petition to appoint an examiner. The appointment of an examiner may restrict the ability of Weatherford Ireland to make timely payments under its guarantee, and holders may be unable to enforce their rights under the guarantee. During the course of examinership, holders’ rights under the guarantee may be affected by the examiner’s exercise of his or her powers to, for example, repudiate a restriction or prohibition on further borrowings or the creation of a security interest.

Further, a scheme of arrangement may be approved involving the writing down of the debt due by Weatherford Ireland to the holders of the new notes irrespective of their views. In the event that a scheme of arrangement is not approved and Weatherford Ireland subsequently goes into liquidation, the examiner’s remuneration and expenses (including certain borrowings incurred by the examiner on behalf of Weatherford Ireland and approved by the Irish High Court) and the claims of certain other creditors referred to above (including the Irish Revenue Commissioners for certain unpaid taxes) will take priority over the amounts due by Weatherford Ireland to the holders of the new notes.

Furthermore, a court may order that an examiner shall have any of the powers a liquidator appointed by court would have, which could include the power to apply to have transactions set aside under section 604 or section 557 of the Irish Companies Act. We cannot be certain that, in the event of Weatherford Ireland becoming insolvent, its guarantee of the new notes or any payment by it pursuant to such guarantee will not be challenged by a liquidator or examiner or that a court would uphold such guarantee or payment.

We cannot assure you that an active trading market will develop for the new notes.

The new notes are a new issue of securities. There is no active public trading market for the new notes. We do not intend to apply for listing of the new notes on a security exchange. The liquidity of the trading market in the new notes and the market prices quoted for the new notes may be adversely affected by changes in the overall market for this type of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the new notes, you may not be able to sell the new notes, or, even if you can sell the new notes, you may not be able to sell them at an acceptable price.

Interest payments in relation to the new notes could be subject to Swiss withholding tax.

A note issued by a non-Swiss subsidiary of a Swiss tax resident company, for which such Swiss tax resident company, in the case at hand Weatherford Ireland, grants a downstream guarantee, will qualify as a Swiss bond for Swiss tax purposes if there is a harmful flow back of the funds to Switzerland (either to the guarantee-issuing company or any other related Swiss tax resident company). In such case, the interest payments (annual interest payments and any other payments that are treated like interest payments for Swiss tax purposes) to the note holders will become subject to Swiss withholding tax of 35%. We use our best efforts to ensure that none of the proceeds from the offer of the new notes will be used in a manner that would trigger a harmful flow back of the funds to Switzerland, and, as such, the new notes are not expected to constitute Swiss bonds or bond like instruments subject to Swiss withholding tax. In the unlikely case the new notes would nevertheless be subject to Swiss withholding tax, and subject to certain exceptions, we will pay additional amounts such that the note holders receive the agreed payment without reduction for any Swiss withholding tax.

A transfer of the notes may be subject to Swiss federal stamp duties.

In certain circumstances, the transfer of the new notes subsequent to initial issuance may be subject to Swiss federal stamp duties on the dealing in securities irrespective of the place of residency of the purchaser or seller if (i) the transaction takes place through or with a Swiss bank or other Swiss securities dealer, as those terms are defined in the Swiss Federal Stamp Duty Act, and (ii) no exemption applies in the specific case. The applicable stamp duty rate would be 0.15% for each of the two parties to a transaction, provided that no (partial) exemption applies, and is calculated based on the purchase price or sale proceeds. If the transaction does not involve cash consideration, the Swiss federal stamp duty on the dealing in securities is computed on the basis of the market value of the consideration. If a purchase or sale is not entered into through or with a Swiss bank or other Swiss securities dealer, then no Swiss federal stamp duty on the dealing in securities will be due.

The new notes will initially be held in book-entry form, and, holders must rely on the procedures and the relevant clearing system to exercise their rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the new notes, beneficial owners of the book-entry interests will not be considered owners or holders of the new notes. Instead, DTC or its nominee will be the sole holder of the new notes. Payments of principal, interest and other amounts due on or in respect of the new notes in global form will be made to DTC, after which those payments will be credited to DTC participants’ accounts that hold book-entry interests in the new notes in global form and credited by those participants to indirect participants.

Unlike holders of the new notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the new notes. Instead, if a holder owns a book-entry interest, the holder will be permitted to act only to the extent the holder has received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The procedures implemented for granting proxies may not be sufficient to enable holders to vote on any requested action on a timely basis.

Irish and Bermuda laws differ from the laws in effect in the United States and may afford less protection to holders of the new notes.

It may not be possible to enforce court judgments obtained in the United States against Weatherford Ireland in Ireland, or Weatherford Bermuda in Bermuda, based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland or Bermuda would recognize or enforce judgments of U.S. courts obtained against Weatherford Ireland, Weatherford Bermuda or any of their directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against Weatherford Ireland, Weatherford Bermuda or those persons based on those laws. Weatherford Ireland and Weatherford Bermuda have been advised that the United States currently does not have a treaty with Ireland or Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland or Bermuda. Further, several of our directors are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws.

As an Irish company, Weatherford Ireland is governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of the new notes may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.

As a Bermuda company, Weatherford Bermuda is subject to the Companies Act 1981 of Bermuda (“Bermuda Companies Act”). The Bermuda Companies Act differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers and indemnification of directors.

Under Bermuda law, the duties of directors and officers of a company are generally owed to the company only. Shareholders of Bermuda companies do not generally have rights to take action against directors or officers of the company, and may only do so in limited circumstances. Directors and officers of a Bermuda company must, in exercising their powers and performing their duties, act honestly and in good faith with a view to the best interests of the company and must exercise the care and skill that a reasonably prudent person would exercise in comparable circumstances. If a director or officer of a Bermuda company is found to have breached his duties to that company, he may be held personally liable to the company in respect of that breach of duty.

Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to permit a shareholder to commence an action in a company’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond the company’s corporate power or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it.

Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Weatherford Bermuda has adopted provisions in its bye-laws that provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Weatherford Bermuda’s bye-laws provide that its shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreements that we entered into with the initial purchaser of our old notes in connection with the initial offer and sale thereof. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive the old notes in a like principal amount. The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes do not apply to the new notes. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30, 2017		Years Ended December 31,
			2016		2015		2014		2013		2012
Ratio of earnings to fixed charges	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)

(1)	For the six months ended June 30, 2017 and the years ended December 31, 2016, 2015, 2014, 2013 and 2012, earnings before fixed charges were inadequate to cover fixed charges by $557 million, $2.9 billion, $2.1 billion, $266 million, $211 million and $349 million, respectively.

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” represent the aggregate of (a) our earnings (loss) before income taxes, minority interest, discontinued operations and equity in earnings of unconsolidated investees and (b) fixed charges, net of interest capitalized plus (c) distributed income from equity investments. “Fixed charges” represent interest (whether expensed or capitalized), the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest

EXCHANGE OFFER

We sold the old notes in separate transactions on November 18, 2016 and June 29, 2017, pursuant to those certain purchase agreements, dated as of November 15, 2016 and June 26, 2017, respectively, by and among Weatherford International Ltd., the guarantors party thereto, and Morgan Stanley & Co. LLC, as sole initial purchaser. The old notes were subsequently offered by the initial purchaser to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons pursuant to Regulation S.

Purpose of the Exchange Offer

We sold the old notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless they are either registered under the Securities Act or such offer or sale is exempt from, or not subject to, registration under the Securities Act and applicable state securities laws.

In connection with the sale of the old notes, we entered into registration rights agreements with the initial purchaser of the old notes. In those agreements, we agreed to use our commercially reasonable efforts to file a registration statement and effect an exchange offer thereunder after the applicable closing date following the offering of the old notes. To satisfy our obligations under the registration rights agreements, we are offering certain holders of the old notes (those who are able to make certain representations described below under “—Procedures for Tendering—Your Representations to Us”), the opportunity to exchange their old notes for the new notes in the exchange offer. The exchange offer will be open for a period of at least 20 full business days. During the exchange offer period, we will exchange the new notes for all old notes properly surrendered and not withdrawn before the expiration date. The new notes will be registered under the Securities Act, and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes will not apply to the new notes.

In separate transactions on November 18, 2016 and June 29, 2017, we issued $540 million and $250 million, respectively, aggregate principal amount of our old notes for a total of $790 million aggregate principal amount of old notes. In connection with such issuances and sale of the old notes, we entered into registration rights agreements with the initial purchaser of the old notes. Under these registration rights agreements, we agreed to file a registration statement regarding the exchange of the old notes for new notes which are registered under the Securities Act. We also agreed to use our commercially reasonable efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The form and terms of the new notes are substantially identical to the old notes except that the issuance of the new notes has been registered under the Securities Act and the transfer restrictions, registration rights and certain additional interest provisions relating to the old notes do not apply to the new notes. Under the registration rights agreements, we may be required to make additional payments in the form of additional interest to the holders of the old notes under circumstances relating to the timing of the exchange offer. The registration rights agreements provide that we will be required to pay additional interest to the holders of the old notes if the exchange offer is not completed on or prior to December 23, 2017 or a shelf registration statement is required to be filed under the registration rights agreements but has not been declared effective on or prior to the date required by the registration rights agreements.

The registration rights agreements are filed as exhibits to the registration statement of which this prospectus forms a part. This summary of certain provisions of the registration rights agreements do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the registration rights agreements, copies of which may be obtained as described under “Where You Can Find More Information.”

Resale of New Notes

Based on no-action letters of the staff of the SEC issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the new notes.

The staff of the SEC, however, has not considered the exchange offer for the new notes in the context of a no-action letter, and the staff of the SEC may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	cannot rely on such interpretations by the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the old notes as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will deliver the new notes promptly after the expiration date.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered in the exchange offer.

As of the date of this prospectus, $790 million aggregate principal amount of 9.875% Senior Notes due 2024 representing old notes is outstanding. This prospectus and letter of transmittal is being sent to DTC, the sole registered holder of the old notes, and to all persons that we can identify as beneficial owners of the old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will be entitled to the rights and benefits such holders have under the indenture relating to the new notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreements. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                 , 2017, unless, in our sole discretion, we extend such deadline.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral (promptly followed in writing) or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the holders of old notes of the extension via a press release issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to extend the exchange offer,

•	to delay accepting for exchange any old notes, or

•	to terminate the exchange offer,

by giving oral (promptly followed in writing) or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreements, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral (promptly followed in writing) or written notice thereof to holders of the old notes. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we may extend the exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the consideration we are offering for the old notes or in the percentage of old notes being sought by us, we will extend the exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of old notes.

If we delay accepting any old notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any old notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or policy of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before expiration of the offer in the event of such a potential violation.

We will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

Additionally, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your old notes, please call the exchange agent whose address and phone number are described in the letter of transmittal included as Annex A to this prospectus and under “Prospectus Summary—The Exchange Offer—Exchange Agent.”

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the old notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the old notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

Determinations in the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding on all parties. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly upon expiration or termination of the exchange offer.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

•	a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly upon the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have not engaged in and have no intent to engage in (nor have you entered into any arrangement or understanding with any person or entity to participate in) a distribution of the new notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Weatherford International Ltd. or the guarantors; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, then you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This return or crediting will take place promptly upon withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by e-mail, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include SEC registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes for new notes in the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes for new notes in the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will remain outstanding and continue to accrue interest, but will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. After the expiration of this exchange offer, we do not intend to register old notes under the Securities Act unless the registration rights agreements require us to do so.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the exchange offer as stated under “—Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Set forth below is a summary of certain of our outstanding indebtedness. The following summary is not a complete description of the terms of these debt obligations and is qualified in its entirety by reference to the applicable governing agreements, which are included as exhibits to Weatherford Ireland’s filings with the SEC and incorporated by reference in this prospectus. See “Where You Can Find Additional Information; Incorporation by Reference.”

Credit Agreements

We have a revolving credit facility (as amended and supplemented, the “Revolving Credit Agreement”) and a secured term loan agreement (as amended, the “Term Loan Agreement” and, together with the Revolving Credit Agreement, the “Credit Agreements”) with, among others, JPMorgan Chase Bank, N.A., as administrative agent and lender. Our Credit Agreements contain customary events of default, including our failure to comply with financial covenants. On April 17, 2017, we amended the Credit Agreements to effect certain definitional and covenant modifications and to reduce total commitments under the Revolving Credit Agreement from $1.38 billion to $1.199 billion. Obligations under the Credit Agreements are guaranteed by Weatherford Ireland and a material portion of its subsidiaries. Obligations under the Term Loan Agreement are secured by substantially all of Weatherford Ireland’s assets, including the equity and assets of a material portion of its subsidiaries.

For lenders that have agreed to extend their revolving commitment under our previous credit agreement (such lenders, representing $1.0 billion of commitments under the Revolving Credit Agreement, the “extending lenders”), the Revolving Credit Agreement matures on July 12, 2019. For lenders that did not agreed to extend their revolving commitments under our previous credit agreement (such lenders, representing $199 million of commitments under the Revolving Credit Agreement, the “non-extending lenders”), the Revolving Credit Agreement matured on July 13, 2017, which will further reduce total commitments to $1.0 billion in the third quarter of 2017. The Term Loan Agreement, which had an outstanding balance of $400 million as of June 30, 2017, matures on July 13, 2020.

Loans under the Credit Agreements are subject to varying rates of interest based on whether the loan is a Eurodollar loan or an alternate base rate loan.

Eurodollar loans bear interest at the Eurodollar rate, which is LIBOR, plus the applicable margin. The applicable margin for Eurodollar loans under the Revolving Credit Agreement depends on whether the lender is an extending lender or a non-extending lender. For non-extending lenders, the applicable margin under the Revolving Credit Agreement ranges from 0.75% to 1.925% depending on the credit rating of Weatherford Bermuda, and for extending lenders under the Revolving Credit Agreement the applicable margin ranges from 1.925% to 3.7% depending on the Specified Senior Leverage Ratio. The applicable margin for Eurodollar loans under the Term Loan Agreement ranges from 1.425% to 3.2% depending on the Specified Senior Leverage Ratio.

Alternate base rate loans bear interest at the alternate base rate plus the applicable margin. The applicable margin for alternate base rate loans under the Revolving Credit Agreement depends on whether the lender is an extending lender or a non-extending lender. For non-extending lenders, the applicable margin under the Revolving Credit Agreement ranges from 0.0% to 0.925% depending on the credit rating of Weatherford Bermuda, and for extending lenders the applicable margin under the Revolving Credit Agreement ranges from 0.925% to 2.7% depending on the Specified Senior Leverage Ratio. The applicable margin for alternate base rate loans under the Term Loan Agreement ranges from 0.425% to 2.2% depending on the Specified Senior Leverage Ratio.

The Credit Agreements contain the following customary covenants, among others:

•	a prohibition against incurring debt, subject to permitted exceptions;

•	a restriction on creating liens on assets and the assets of our operating subsidiaries, subject to permitted exceptions;

•	restrictions on mergers and asset dispositions;

•	restrictions on use of proceeds, investments, transactions with affiliates, or change of principal business;

•	a provision limiting derivative transactions; and

•	maintenance of the following financial covenants:

1.	Specified Senior Leverage Ratio of no greater than 2.5 to 1.

2.	Specified Leverage and LC Ratio of no greater than 3.5 to 1.

3.	Specified Asset Coverage Ratio of at least 4 to 1.

The Credit Agreements contain customary events of default, including, among other things, failure to comply with the financial ratios described above, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness and events constituting a change of control, which would permit the lenders to accelerate the debt if not cured within applicable grace and cure periods (if any). If an event of default occurs and is continuing, lenders may require the administrative agent to declare all amounts outstanding thereunder to be immediately due and payable, which may materially and adversely affect our financial condition and liquidity.

Existing Senior Notes

The existing senior notes represent our senior obligations and rank equally with all of our other existing and future senior indebtedness, including the new notes, and senior to any of our future subordinated indebtedness. Either Weatherford Bermuda or Weatherford Delaware is the issuer of each series of the existing senior notes. Each series is guaranteed by Weatherford Ireland and either Weatherford Bermuda or Weatherford Delaware, whichever entity is not the issuer of the respective series of notes.

As of June 30, 2017, Weatherford Bermuda and Weatherford Delaware, as applicable, had outstanding the following series of senior notes:

•	$66 million in aggregate amount of our 6.00% senior notes due 2018;

•	$489 million in aggregate amount of our 9.625% senior notes due 2019;

•	$364 million in aggregate amount of our 5.125% senior notes due 2020;

•	$739 million in aggregate amount of our 7.750% senior notes due 2021;

•	$642 million in aggregate amount of our 4.50% senior notes due 2022;

•	$739 million in aggregate amount of our 8.250% senior notes due 2023;

•	$447 million in aggregate amount of our 6.50% senior notes due 2036;

•	$255 million in aggregate amount of our 6.80% senior notes due 2037;

•	$456 million in aggregate amount of our 7.00% senior notes due 2038;

•	$245 million in aggregate amount of our 9.875% senior notes due 2039;

•	$456 million in aggregate amount of our 6.75% senior notes due 2040; and

•	$368 million in aggregate amount of our 5.95% senior notes due 2042.

The existing senior notes contain various covenants that limit, among other things, our ability to incur indebtedness secured by certain liens and engage in certain sale-leaseback transactions. Each series of existing senior notes is redeemable, in whole or in part, at any time at the respective issuer’s option, at a price equal to the greater of (a) 100% of principal plus accrued and unpaid interest and (b) the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semiannual basis at the applicable treasury yield plus a number of basis points dependent on the series of notes. If the redemption occurs on or after the date that is 90 days, for the 4.50% senior notes due 2022, or 180 days, for the 5.95% senior notes due 2042, prior to maturity, then the redemption price in each case is 100% of principal plus accrued and unpaid interest, if any.

In addition to the above, our 7.750% senior notes due 2021 and 8.250% senior notes due 2023 have additional limitations on, among other things, Weatherford Ireland’s and its restricted subsidiaries’ ability to:

•	incur or guarantee additional indebtedness or issue certain types of equity securities;

•	pay dividends or repurchase equity or subordinated debt;

•	make investments or loans;

•	make unscheduled payments on subordinated indebtedness;

•	engage in transactions with affiliates;

•	create certain liens;

•	create unrestricted subsidiaries;

•	consolidate, amalgamate, merge or transfer their assets as, or substantially as, an entirety; and

•	engage in certain sale-leaseback transactions.

Exchangeable Senior Notes

On June 7, 2016, Weatherford Bermuda issued $1.265 billion aggregate principal amount of 5.875% Exchangeable Senior Notes due 2021 (the “Exchangeable Notes”). The Exchangeable Notes bear cash interest from June 7, 2016 at an annual rate of 5.875%, payable semi-annually in arrears on July 1 and January 1 of each year, beginning on January 1, 2017. The Exchangeable Notes mature on July 1, 2021, unless earlier repurchased, redeemed or exchanged. The Exchangeable Notes are fully and unconditionally guaranteed, on a senior, unsecured basis, by Weatherford Ireland and Weatherford Delaware.

The Exchangeable Notes may be exchanged at the option of the holders in certain circumstances and during certain periods. Weatherford Bermuda may settle exchanges by paying or delivering, as applicable, cash, ordinary shares of Weatherford Ireland or a combination of cash and ordinary shares, at Weatherford Bermuda’s election. The Exchangeable Notes may not be redeemed by Weatherford Bermuda at its option, except in limited circumstances in connection with a change in tax law. If a “fundamental change” occurs, then holders of the Exchangeable Notes may require Weatherford Bermuda to repurchase its Exchangeable Notes at a cash repurchase price equal to the principal amount of the Exchangeable Notes to be repurchased, plus accrued and unpaid interest.

The Exchangeable Notes and the related guarantees are senior, unsecured obligations of Weatherford Bermuda and the guarantors, respectively, and are (1) equal in right of payment with existing and future senior indebtedness of Weatherford Bermuda and the guarantors, respectively; (2) senior in right of payment to existing and future indebtedness of Weatherford Bermuda and the guarantors, respectively, that is expressly subordinated to the Exchangeable Notes and the guarantees, as applicable; and (3) effectively subordinated to existing and future secured indebtedness of Weatherford Bermuda and the guarantors, respectively, to the extent of the value of the collateral securing that indebtedness.

DESCRIPTION OF NEW NOTES

We are offering to exchange up to $790 million aggregate principal amount of our new 9.875% Senior Notes due 2024, which have been registered under the Securities Act, referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 9.875% Senior Notes due 2024, referred to in this prospectus as the “old notes.” We issued $790 million aggregate principal amount of old notes on November 18, 2016 and June 29, 2017, in transactions exempt from registration under the Securities Act. We are offering new notes to the holders of the old notes in exchange for such notes in order to satisfy our registration obligations under the registration rights agreements that we entered into in connection with each issuance of the old notes.

The new notes will be treated as a single class with any old notes that remain outstanding after the completion of the exchange offer. The new notes will be issued, and the old notes are currently outstanding, under an indenture dated as of October 1, 2003 (the “Base Indenture”), among Weatherford International Ltd., a Bermuda exempted company (the “Issuer”), Weatherford International plc, an Irish public limited company (the “Parent Guarantor”), Weatherford International, LLC, a Delaware limited liability company (“Weatherford Delaware”), as the initial Subsidiary Guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by several supplemental indentures, including the Eleventh Supplemental Indenture dated November 18, 2016, that established the form and terms of the notes. We refer to the Base Indenture, as amended and supplemented by such supplemental indentures, as the “Indenture.” You may obtain a copy of each of the Base Indenture and such supplemental indentures from the Issuer at its address set forth elsewhere in this prospectus.

The following is a summary of the material terms and provisions of the notes, the Indenture and the applicable registration rights agreements. The following summary does not purport to be a complete description of the notes, the Indenture and the applicable registration rights agreements, and is subject to the detailed provisions of, and qualified in its entirety by reference to, the notes, the Indenture and the applicable registration rights agreements, which are filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of our obligations and your rights under the notes, the Indenture and the applicable registration rights agreements. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”

In this description, the terms “Issuer,” “Company,” “we,” “us” and “our” refers to Weatherford International Ltd., the issuer of the new notes offered hereby. The term “Notes” in this section of the prospectus includes the old notes issued on November 18, 2016 and June 29, 2017, as well as the new notes, unless the context otherwise requires.

If the exchange offer is consummated, Holders of old notes who do not exchange their old notes for new notes will vote together with the Holders of the new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders under the Indenture (including acceleration after an Event of Default as defined in “—Events of Defaults” below) must be taken, and certain rights must be exercised, by Holders of specified minimum percentages of the aggregate principal amount of all outstanding Notes issued under the Indenture. In determining whether Holders of the requisite percentage in aggregate principal amount of Notes have given any notice, consent or waiver or taken any other action permitted or required under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the Holders of these old notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references in this Description of New Notes to specified percentages in aggregate principal amount of the outstanding Notes mean, at any time after the exchange offer for the old notes is consummated, such percentage in aggregate principal amount of such old notes and the new notes then outstanding.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

General

Principal of and interest on the new notes will be payable, and the new notes may be exchanged or transferred, at our office or agency in the City and State of New York (which initially shall be the corporate trust office of the Trustee), except that, at our option, payment of interest may be made by check mailed to the address of the Holders as such address appears in the note register.

The new notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge shall be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Subject to the covenants described below under “—Certain Covenants,” the Company may issue additional Notes under the Indenture in unlimited principal amounts; provided that the Additional Notes are fungible with the Notes for U.S. federal income tax purposes so that such Additional Notes will trade as a single class with the Notes (any Notes so issued, “Additional Notes”). The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, in each case including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of New Notes,” references to the new notes include any Additional Notes actually issued.

Terms of the New Notes

The $790 million aggregate principal amount of new notes offered hereby will be senior, unsecured obligations of the Company. The new notes will mature on February 15, 2024 and bear interest at the rate per annum shown on the cover page of the prospectus from November 18, 2016, or from the most recent date to which interest has been paid or provided for, payable in cash semi-annually in arrears, on February 15 and August 15 of each year, commencing on August 15, 2017, to Holders at the close of business on February 1 or August 1, as the case may be (whether or not a Business Day), immediately preceding the related interest payment date. In the case of the new notes, all interest accrued on the old notes from the original issuance date, November 18, 2016, will be treated as having accrued on the new notes that are issued in exchange for the old notes. Interest on the new notes will be computed on the basis of a 360-day year of twelve 30-day months.

If a scheduled payment date falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment. Interest on overdue principal and interest and premium, if any, will accrue at the applicable interest rate on the new notes.

Methods of Receiving Payments on the Certificated Notes

If a Holder has given wire transfer instructions to the Trustee at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account in the City and State of New York specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes in the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. The Issuer has initially designated the Trustee to act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the Issuer and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

Additional Amounts

All payments and deliveries made by or on behalf of the Issuer or a Guarantor, or any successor to any of them, under or with respect to the Notes, including, but not limited to payments of principal and interest and any payments under the Guarantees described under “—Guarantees,” will be made without withholding or deduction for, or on account of, any present or future taxes, duties, imposts, assessments or governmental charges of whatever nature imposed or levied (including any penalties and interest related thereto) (“applicable taxes”) by or within (1) Ireland (meaning Ireland exclusive of Northern Ireland) or Bermuda (or any political subdivision or taxing authority thereof or therein), (2) any jurisdiction in which the Issuer, a Guarantor or any of their respective successors is, for tax purposes, incorporated, organized or resident, or, as a result of activities carried on by the Issuer, a Guarantor or any successor has otherwise created a taxable presence (or any political subdivision or taxing authority thereof or therein) or (3) any jurisdiction (or any political subdivision or taxing authority thereof or therein) from or through which payment on the Notes or under the Guarantees is made by or on behalf of the Issuer or a Guarantor (including the jurisdiction of any Paying Agent) (each jurisdiction described in (1), (2) or (3), as applicable, a “relevant taxing jurisdiction”), unless such withholding or deduction is required by law or by the interpretation or administration thereof. In the event that any such withholding or deduction is so required, the Issuer or the Guarantor, as appropriate, will pay such additional amounts (the “additional amounts”) as may be necessary to ensure that the net amount received by the beneficial owners of the Notes after such withholding or deduction (and after deducting any applicable taxes on the additional amounts) will equal the amounts that would have been received by such holder had no such withholding or deduction been required; provided that no additional amounts will be payable:

(1)	for or on account of:

(a)	any applicable taxes that would not have been imposed but for:

(i)	the existence of any present or former connection between the relevant Holder (or a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over, the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) or beneficial owner of such Note and the relevant taxing jurisdiction (other than merely acquiring or holding such Note or the receipt of payments or the exercise or enforcement of rights under the Notes or the Guarantees) including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of, or incorporated in, such relevant taxing jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii)	the presentation of such Note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment on such Note became due and payable pursuant to the terms thereof or was made or duly provided for (except to the extent that the Holder or beneficial owner would have been entitled to additional amounts had the Note been presented on the last day of such 30-day period); or

(iii)	the failure of the Holder or beneficial owner to provide a declaration of non-residence or other similar claim or certification concerning nationality, residency or identity or other similar form for exemption or to present any applicable form or certificate that is required or imposed by statute, treaty, regulation or administrative practice, in each case, within a reasonable period of time following a reasonable written request from us; provided that the Holder or beneficial owner is legally entitled to provide such declaration, claim form or certificate and that upon the making of such declaration or claim or presentation of such form or certificate, the Holder or beneficial owner would have been able to avoid such deduction or withholding;

(b)	any estate, inheritance, gift, sale, transfer, personal property or similar applicable taxes;

(c)	any applicable taxes that are payable otherwise than by withholding or deduction from payments under or with respect to the Notes or the Guarantees;

(d)	any taxes payable by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the Notes or request for payment under the Guarantees to another Paying Agent designated by the Issuer pursuant to the Indenture; and

(e)	any combination of applicable taxes referred to in the preceding clauses (a), (b), (c) and (d);

(2)	if the Holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that the relevant payment would be required under the laws of the relevant taxing jurisdiction to be included for tax purposes in the income of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such additional amounts had that beneficiary, settlor, partner or beneficial owner been the Holder thereof;

(3)	any final withholding tax withheld by a Swiss bank or similar Swiss financial institution (a “Swiss financial institution”) that is imposed with respect to a Holder of a Note through an account with a Swiss financial institution, to the extent that such withholding tax would not have been imposed, if such holder had not voluntarily opted for imposition of such withholding tax in lieu of disclosure that would otherwise be required under a bilateral tax cooperation agreement between Switzerland and the country in which the holder is tax resident; and

(4)	any taxes imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (the “Code”) and any amended or successor version that is substantively comparable and not materially more onerous to comply with, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any law or regulation implementing an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing.

In addition to the foregoing, the Issuer will also pay and indemnify the Holder for any present or future stamp, issue, registration, value added, court or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes (including penalties, interest and any other reasonable expenses related thereto) which are levied by any relevant taxing jurisdiction (“transfer taxes”) on the execution, delivery, registration or enforcement of any of the Notes, the Indenture or any other document or instrument referred to therein or the receipt of payments with respect thereto (subject to the exclusions described above, other than the exclusion described in paragraph 1(c)). For the avoidance of doubt, the indemnification provided in this paragraph shall not include any transfer taxes or stamp duty arising from the transfer of Notes between Holders (including the transfer from the initial purchaser to subsequent holders) as well as any transfer taxes or stamp duty arising due to this exchange offer or in the ordinary course after the Issue Date.

If, after November 15, 2016, the Issuer or a Guarantor becomes obligated to pay additional amounts with respect to any payment under or with respect to the Notes, the Issuer will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay additional amounts arises after the 30th day prior to that payment date, in which case the Issuer will notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that additional amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the Paying Agent to pay additional amounts to Holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuer will provide the Trustee with satisfactory documentation evidencing the payment of additional amounts.

The Issuer or the Guarantors, as appropriate, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. Upon request, the Issuer will provide to the Trustee an official receipt or, if official receipts are not obtainable, other satisfactory documentation evidencing the payment of any applicable taxes so deducted or withheld. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee to the Holders of the Notes.

Whenever there is mentioned in any context the payment of interest on any Note or any other amount payable with respect to such Note, such mention shall be deemed to include payment of additional amounts provided for in the Indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

Ranking

The Notes will be the senior, unsecured obligations of the Issuer and will be:

•	equal in right of payment with our existing and future senior Indebtedness;

•	senior in right of payment to our existing and future Indebtedness that is expressly subordinated to the Notes;

•	effectively subordinated to our existing and future secured Indebtedness, to the extent of the value of the collateral securing that Indebtedness; and

•	structurally subordinated to all existing and future Indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our non-guarantor subsidiaries.

The Guarantee of the Notes by each Guarantor will be that Guarantor’s senior, unsecured obligation and will be:

•	equal in right of payment with that Guarantor’s existing and future senior Indebtedness;

•	senior in right of payment to that Guarantor’s existing and future Indebtedness that is expressly subordinated to its Guarantee;

•	effectively subordinated to that Guarantor’s existing and future secured Indebtedness, to the extent of the value of the collateral securing that Indebtedness; and

•	structurally subordinated to all existing and future Indebtedness and other liabilities, including trade payables, and (to the extent that Guarantor is not a holder thereof) preferred equity, if any, of that Guarantor’s other non-guarantor subsidiaries.

In the event of the Issuer’s or any Guarantor’s bankruptcy, liquidation, reorganization or other winding up, the Issuer or that Guarantor’s assets that secure any Indebtedness will not be available to make payments under the Notes or the applicable Guarantee unless all of that Indebtedness is first paid in full. In the event of the bankruptcy, liquidation, reorganization or other winding up of any non-guarantor subsidiaries of the Issuer, the Issuer, as a common equity holder of that subsidiary, and, therefore, the Holders, will rank behind that subsidiary’s creditors, including that subsidiary’s trade creditors, and (to the extent the Issuer is not a holder thereof) that subsidiary’s preferred equity holders. Even if the Issuer were a creditor of any of its non-guarantor subsidiaries, its rights as a creditor would be effectively subordinated to any security interest of others in the assets of that subsidiary, to the extent of the value of the those assets, and would be subordinated to any Indebtedness of that subsidiary that is senior in right of payment to that held by the Issuer.

As of June 30, 2017, the Parent Guarantor had total consolidated Indebtedness of $7.7 billion substantially all of which, other than $400 million of Indebtedness incurred under the Term Loan Agreement, was unsecured Indebtedness of the Issuer or its subsidiaries guaranteed by the Guarantors and/or the Issuer and to which the Notes and the Guarantees will rank equal in right of payment. See “Risk Factors—Risks Relating to the New Notes and our Indebtedness—The new notes and the related guarantees will be effectively subordinated to any of our or the guarantors’ existing and future secured debt and structurally subordinated to the liabilities of our and our guarantors’ non-guarantor subsidiaries.”

Although the Indenture contains limitations on the amount of additional secured Indebtedness that the Parent Guarantor and its Restricted Subsidiaries may incur, under certain circumstances, the amount of this

Indebtedness could be substantial. See “—Certain Covenants—Limitation on Additional Indebtedness” and “—Certain Covenants—Limitation on Liens.”

Guarantees

The Issuer’s obligations under the Indenture and old notes currently are, and the new notes will be, fully and unconditionally and jointly and severally guaranteed, on a senior unsecured basis, by the Parent Guarantor and Weatherford Delaware. In the future, such obligations may also be guaranteed by certain other Restricted Subsidiaries of the Parent Guarantor as described under “—Certain Covenants—Additional Guarantees.”

Currently, none of the Parent Guarantor’s Subsidiaries guarantee the Notes, other than Weatherford Delaware. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or a Guarantor. As of June 30, 2017, the Parent Guarantor’s non-guarantor Subsidiaries (excluding the Issuer) had outstanding guarantees for approximately $400 million of the Issuer’s debt under the Revolving Credit Agreement and the Term Loan Agreement.

The obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Agreement and the Term Loan Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable transaction under applicable law. Nonetheless, in the event of the bankruptcy, insolvency or financial difficulty of a Guarantor, such Guarantor’s obligations under its Guarantee may be subject to review and avoidance under applicable fraudulent conveyance, fraudulent preference, fraudulent transfer and insolvency laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than a reasonably equivalent value or fair or sufficient consideration at a time when the Guarantor was insolvent, was rendered insolvent, was on the eve of insolvency or was left with inadequate capital to conduct its business. A court may conclude that a Guarantor did not receive reasonably equivalent value or fair or sufficient consideration to the extent that the aggregate amount of its liability on its Guarantee exceeds the economic benefits it receives from the issuance of the Guarantee. If a Guarantee was rendered avoidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to the New Notes and our Indebtedness—U.S. Federal and state laws and Irish law allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

Each Guarantor that makes a payment for distribution under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to seek contribution from each other Guarantor in a pro rata amount of such payment based on the respective net assets of all the Guarantors at the time of such payment in accordance with GAAP.

A Guarantor shall be released automatically from its obligations under its Guarantee and its other obligations under the Indenture upon:

(1)

(a)	in the case of a Subsidiary Guarantor, any disposition of such Subsidiary Guarantor’s properties and assets as, or substantially as, an entirety (whether by consolidation, amalgamation, merger, conveyance, transfer or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor or a Restricted Subsidiary;

(b)	in the case of a Subsidiary Guarantor, any disposition (whether by consolidation, amalgamation, merger, conveyance, transfer or otherwise) of the Equity Interests of such Subsidiary Guarantor after which the Subsidiary Guarantor is no longer a Restricted Subsidiary, including, without limitation, a disposition in connection with a Qualified Spin Transaction;

(c)	in the case of a Subsidiary Guarantor, the proper designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(d)	in the case of a Subsidiary Guarantor, provided that no Event of Default has occurred and is continuing, all Debt which required such Subsidiary Guarantor to guarantee the Notes pursuant to the covenant described below under the caption “—Certain Covenants—Additional Guarantees” is no longer outstanding;

(e)	legal or covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; or

(f)	liquidation and dissolution of such Guarantor, provided no Default or Event of Default has occurred that is continuing; and

(2)	the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in the Indenture relating to the release of such Guarantor’s Guarantee and its other obligations under the Indenture have been complied with.

Optional Redemption

Par Redemption

At any time on or after, November 15, 2023 (three months prior to their maturity date) (the “Notes Par Call Date”), the Notes will be redeemable, at our option, in whole or in part, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Make-Whole Redemption

In addition, at any time prior to the Notes Par Call Date, the Notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed (exclusive of interest accrued to the redemption date) that would have been due if the Notes had matured on the Notes Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points;

plus, in either case, accrued and unpaid interest to, but not including, the redemption date.

The actual optional redemption price will be calculated and certified to the Trustee and the Issuer by the Independent Investment Banker. For purposes of determining the optional redemption price, the following definitions are applicable:

“Treasury Yield” means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed, calculated as if the maturity date of the Notes were the Notes Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the Notes to be redeemed; provided, however, that if no maturity is within three months before or after the Notes Par Call Date, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

“Independent Investment Banker” means Morgan Stanley & Co. LLC and its successors or, if such firm is not willing and able to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Morgan Stanley & Co. LLC so long as it is a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) at the relevant time and, if it is not then a Primary Treasury Dealer, then a Primary Treasury Dealer selected by it, and its successors, plus at least three other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Redemption at Our Option upon a Change in Tax Law

Prior to the maturity date of the Notes, if the Issuer or a Guarantor has, or on the next interest payment date would, become obligated to pay to the Holder or beneficial owner of any Note, additional amounts as a result of any change or amendment on or after November 15, 2016 in the laws or any rules or regulations of a relevant taxing jurisdiction or any change on or after November 15, 2016 in an interpretation, administration or application of such laws, rules or regulations by any legislative body, court, governmental agency, taxing authority or regulatory or administrative authority of such relevant taxing jurisdiction (including the enactment of any legislation and the formal announcement or publication of any judicial decision or regulatory or administrative interpretation or determination) (a “change in tax law”), then the Issuer may, at its option, redeem all, but not less than all, of the Note, for cash at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”). The Tax Redemption Date will be a Business Day of the Issuer’s choosing that is no more than 60, nor less than 30, calendar days after the date it sends the related redemption notice, as described below.

If a change in tax law occurs and the Issuer has elected to redeem the Notes, then it will send to each Holder (and to any beneficial owner of a global note, if required by applicable law) written notice of the redemption containing certain information set forth in the Indenture, including the redemption price and the Tax Redemption Date.

General Provisions Respecting Any Redemption

If a redemption date is after a regular record date and on or before the next interest payment date, then (i) the Holder of a Note at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on such redemption date, the unpaid interest that would have accrued on such Note to such redemption date and (ii) the redemption price will not include accrued and unpaid interest on such Note to such redemption date.

Notes called for redemption must be delivered to the Paying Agent (in the case of certificated Notes) or DTC’s procedures must be complied with (in the case of global notes) for the Holder of those Notes to be entitled to receive the redemption price.

Notwithstanding anything to the contrary above, the Issuer may not redeem any Notes if the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the redemption date (including as a result of the payment of the related redemption price and any related interest on the redemption date).

The Issuer may acquire Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, in accordance with applicable securities laws.

Mandatory Redemption

The Issuer will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee in its sole discretion shall deem fair and appropriate (except that any Notes represented by a global note will be redeemed by such method as the DTC may require); provided, however, that no Notes of a principal amount of $2,000 in original principal amount or less shall be redeemed in part.

Notice of redemption will be sent to the Holders at least 30, but not more than 60, days before the date of redemption, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may be subject to one or more conditions specified in the notice of redemption. The notice of redemption with respect to a redemption described under “—Optional Redemption—Make-Whole Redemption” need not set forth the redemption price but only the manner of calculation thereof. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the applicable date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent for the Notes funds in satisfaction of the applicable redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control Repurchase Event

Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has previously or concurrently exercised its right to redeem all of the Notes as described under “—Optional Redemption,” each Holder of Notes will have the right, except as provided below, to require that the Issuer purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes for a cash price equal to 101% of the aggregate principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase (the “Change of Control Payment”).

Not later than 30 days following any Change of Control Triggering Event, the Issuer will deliver, or cause to be delivered, to the Holders, with a copy to the Trustee, a notice:

(1)	describing the transaction or transactions that constitute the Change of Control Triggering Event;

(2)	offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Payment, all Notes that are properly tendered by such Holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Change of Control Payment Date; and

(3)	describing the procedures, as determined by the Issuer, consistent with the Indenture, that Holders must follow to accept the Change of Control Offer.

On or before the Change of Control Payment Date, the Issuer will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of the Notes or portions of Notes properly tendered.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Payment for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

A Change of Control Offer will be required to remain open for at least 20 Business Days or for such longer period as is required by law. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. See “Risk Factors—Risks Relating to the New Notes and our Indebtedness—We may not be able to fund a change of control offer.” In addition, in the event of a Change of Control Triggering Event the Issuer may not be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer. If the Issuer fails to repurchase all of the Notes tendered for purchase upon a Change of Control Triggering Event, such failure will constitute an Event of Default. In addition, the occurrence of certain of the events which would constitute a Change of Control may constitute an event of default under the Credit Agreement or the Term Loan Agreement and may constitute an event of default under other existing or future Indebtedness. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the Holders upon a Change of Control Triggering Event may be limited by its then existing financial resources.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control Triggering Event. The Change of Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Parent Guarantor and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the Parent Guarantor and the initial purchaser of the old notes. The Parent Guarantor does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that the Parent Guarantor could decide to do so in the future. Subject to the limitations discussed below, the Parent Guarantor could, in the future, enter into certain transactions, including acquisitions, refinancing or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise effect the Parent Guarantor’s consolidated capital structure or credit ratings.

Restrictions on the ability of the Parent Guarantor and certain Subsidiaries to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Additional Indebtedness” and “—Certain Covenants—Limitation on Liens.” Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (ii) the Issuer has given notice of the redemption of all of the Notes then outstanding as described under “—Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price.

If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment, plus, to the extent not included in the Change of Control Payment price, accrued and unpaid interest, if any, to the date of redemption.

With respect to any disposition of properties or assets, the phrase “all or substantially all” as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which will govern the Notes and the Indenture) and is subject to judicial interpretation. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the properties or assets of Weatherford Parent Company and its Subsidiaries, and therefore it may be unclear as to whether a Change of Control Triggering Event has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

The Issuer will comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the “Change of Control Repurchase Event” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control Repurchase Event” provisions of the Indenture by virtue of such compliance.

The provisions under the Indenture relating to the Issuer’s obligation to make a Change of Control Offer may be waived, modified or terminated with the consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Certain Covenants

As of the date the New Notes are issued, all of the Parent Guarantor’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Limitation on Designation of Unrestricted Subsidiaries,” the Parent Guarantor will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

(1)	an Unrestricted Subsidiary will not be subject to any of the restrictive covenants in the Indenture;

(2)	an Unrestricted Subsidiary will not guarantee the Notes;

(3)	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Guarantee and its obligations under the Indenture; and

(4)	the assets, income, cash flows and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Parent Guarantor for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

Covenant Termination

Following the first date that the Notes have an Investment Grade Rating and no Default or Event of Default has occurred and is then continuing, then upon delivery by the Issuer to the Trustee of an Officer’s Certificate to the foregoing effect, the Parent Guarantor and its Restricted Subsidiaries will no longer be subject to the covenants described under the following subheadings:

(1)	“—Limitation on Additional Indebtedness”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries”;

(4)	“—Limitation on Transactions with Affiliates”; and

(5)	“—Limitation on Designation of Unrestricted Subsidiaries.”

Limitation on Additional Indebtedness

The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that the Parent Guarantor or any Restricted Subsidiary may incur additional Indebtedness (including Acquired Indebtedness), in each case, if, after giving effect thereto on a pro forma basis (including giving pro forma effect to the application of the proceeds thereof), the Parent Guarantor’s Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

Notwithstanding the above, each of the following incurrences of Indebtedness shall be permitted (the “Permitted Indebtedness”):

(1)

Indebtedness of the Parent Guarantor or any Restricted Subsidiary under one or more Credit Facilities in an aggregate principal amount at any time outstanding, including the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) not to exceed the greater of (i) $2,000.0 million or (ii)17.5% of the Parent Guarantor’s Consolidated Tangible Assets determined at the time of incurrence;

(2)	Indebtedness under (a) the old notes issued on the Issue Date, (b) guarantees of the old notes, (c) any Exchange Notes (including the new notes) and (d) the Guarantees of any Exchange Notes (including the new notes);

(3)	Indebtedness of the Parent Guarantor and its Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1), (2) and (6) of this paragraph);

(4)	(a) guarantees by the Issuer or any Guarantor of Indebtedness permitted to be incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being guaranteed is Subordinated Indebtedness, then the related guarantee shall be subordinated in right of payment to the Notes or the Guarantees, as the case may be, and (b) guarantees of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors;

(5)	Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Parent Guarantor or any Restricted Subsidiary and not for the purpose of speculation;

(6)	Indebtedness of the Parent Guarantor owed to and held by a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to and held by the Parent Guarantor or any other Restricted Subsidiary; provided, however, that (i) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Parent Guarantor or any other Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Parent Guarantor or any other Restricted Subsidiary shall be deemed, in each case of this proviso, to constitute an incurrence of such Indebtedness not permitted by this clause (6);

(7)	Indebtedness of the Parent Guarantor or any Restricted Subsidiary in respect of workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal, customs, advance payment or surety bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, and letters of credit supporting performance or other obligations of the Parent Guarantor or any Restricted Subsidiary, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal, customs, advance payment or surety bonds or similar instruments;

(8)	Purchase Money Indebtedness incurred by the Parent Guarantor or any Restricted Subsidiary after the Issue Date in an aggregate principal amount, taken together with Refinancing Indebtedness in respect thereof, not to exceed at any time outstanding the greater of (a) $500.0 million or (b) 5.0% of the Parent Guarantor’s Consolidated Tangible Assets determined at the time of incurrence;

(9)	Indebtedness of the Parent Guarantor or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(10)	Indebtedness of the Parent Guarantor or any Restricted Subsidiary arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11)	Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or with respect to Indebtedness incurred pursuant to clause (2), (3) or (8) above, this clause (11), or clause (13) or (15) below;

(12)

indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Parent

Guarantor or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition;

(13)	additional Indebtedness of the Parent Guarantor or any Restricted Subsidiary in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (13) and any Refinancing Indebtedness thereof and then outstanding, will not exceed the greater of (a) $600.0 million or (b) 6.0% of the Parent Guarantor’s Consolidated Tangible Assets determined at the time of incurrence;

(14)	Indebtedness in respect of Specified Cash Management Agreements entered into in the ordinary course of business;

(15)	Indebtedness incurred in connection with a Permitted Factoring Transaction that is not recourse to the Parent Guarantor or any Restricted Subsidiary (except for Standard Securitization Undertakings);

(16)	Indebtedness of Persons incurred and outstanding on the date on which such Person was acquired by the Parent Guarantor or any Restricted Subsidiary, or merged or consolidated with or into the Parent Guarantor or any Restricted Subsidiary (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided, however, that at the time such Person or its assets are acquired by the Parent Guarantor or a Restricted Subsidiary, or merged or consolidated with the Parent Guarantor or any Restricted Subsidiary and after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (16) and any other related Indebtedness, either (i) the Parent Guarantor would have been able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or (ii) the Consolidated Interest Coverage Ratio of the Parent Guarantor and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio immediately prior to such acquisition, merger or consolidation.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Parent Guarantor shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described (except that Indebtedness incurred under the Credit Agreement on the Issue Date, after giving effect to the application of the proceeds of this offering, shall be deemed to have been incurred under clause (1) above and may not be reclassified) and may later reclassify any item of Indebtedness described in clauses (2) through (16) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Parent Guarantor as accrued.

For the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable

U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this “—Limitation on Additional Indebtedness” covenant, the Issuer shall be in Default of this covenant).

Additional Guarantees

If any Restricted Subsidiary of the Parent Guarantor, other than the Issuer or a Guarantor, shall guarantee or otherwise incur any Debt (excluding any Debt under a Credit Facility incurred pursuant to clause (1) of the definition of Permitted Indebtedness) in an aggregate principal amount in excess of 15.0% of the Consolidated Tangible Assets of the Parent Guarantor, then the Parent Guarantor shall, within thirty (30) days thereof, cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture substantially in the form specified in the Indenture pursuant to which such Restricted Subsidiary shall become a Guarantor with respect to the Notes, upon the terms and subject to the release provisions and other limitations described under “—Guarantees.”

Limitation on Restricted Payments

The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1)	a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)	the Parent Guarantor is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3)	the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (2) through (11) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a)	50.0% of Consolidated Net Income of the Parent Guarantor and the Restricted Subsidiaries for the period (taken as one accounting period) commencing on January 1, 2017 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100.0% of such deficit); plus

(b)

100.0% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Parent Guarantor), (y) Equity Interests of a Person (other than the Parent Guarantor or a Subsidiary of the Parent Guarantor) engaged in a Permitted Business and (z) other assets used in any Permitted Business, received by the Parent Guarantor or its Restricted Subsidiaries after June 17, 2016 (the “Prior Issue Date”), in each case as a contribution to the Parent Guarantor’s or its Restricted Subsidiaries’ common equity capital or from the issue or sale of Qualified Equity Interests of the Parent Guarantor or from the issue or sale of convertible or exchangeable Disqualified Equity Interests of the Parent Guarantor or convertible or exchangeable debt securities of the Parent Guarantor that have been converted into or exchanged for such Qualified Equity Interests (other than Equity Interests or debt securities sold to a Subsidiary of the Parent Guarantor), and (B) the aggregate net cash proceeds, if any, received by the Parent Guarantor or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) above; plus

(c)	in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment after the Prior Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to 100.0% of the aggregate amount received by the Parent Guarantor or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment; plus

(d)	upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the Fair Market Value of the Parent Guarantor’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Parent Guarantor’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1)	the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if, on the date of declaration, the dividend, redemption or distribution payment, as the case may be, would have complied with the provisions of the Indenture;

(2)	any Restricted Payment made in exchange for, or out of the proceeds of, the substantially concurrent issuance and sale of Qualified Equity Interests;

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Parent Guarantor or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the covenant described under the caption “—Limitation on Additional Indebtedness” and the other terms of the Indenture;

(4)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Parent Guarantor or any Restricted Subsidiary at a purchase price not greater than 101.0% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the covenant described under “—Change of Control Repurchase Event”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer as provided in such covenant and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer;

(5)

so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Parent Guarantor held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (x) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (y) pursuant to any equity subscription agreement, stock option agreement, restricted stock agreement, restricted stock unit agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (A) $50.0 million during any calendar year (with unused amounts in any calendar year being carried forward to the next succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Parent Guarantor from the issuance and sale after the Issue Date of Qualified Equity Interests to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (5), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (5); and provided further that cancellation of Indebtedness owing to the Parent Guarantor from members of management of the Parent Guarantor or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Parent Guarantor will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(6)	(a) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Parent Guarantor or its Restricted Subsidiaries deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests of the Parent Guarantor or its Restricted Subsidiaries or other convertible securities to the extent such Equity Interests of the Parent Guarantor or its Restricted Subsidiaries represent a portion of the exercise or exchange price thereof and (b) any repurchase, redemptions or other acquisitions or retirements for value of Equity Interests of the Parent Guarantor or its Restricted Subsidiaries made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants or similar rights;

(7)	dividends or distributions on Disqualified Equity Interests of the Parent Guarantor or on any Preferred Stock of any Restricted Subsidiary, in each case issued in compliance with the covenant “—Limitation on Additional Indebtedness” to the extent such dividends or distributions are included in the definition of Consolidated Interest Expense;

(8)	the payment of cash in lieu of fractional Equity Interests;

(9)	payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or amalgamation that complies with the provisions described under the caption “—Limitation on Mergers, Consolidations, Etc.”;

(10)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Permitted Factoring Transaction and the payment or distribution of fees related thereto;

(11)	cash distributions by the Parent Guarantor to the holders of Equity Interests of the Parent Guarantor in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from the Parent Guarantor;

(12)	so long as no Default or Event of Default has occurred and is continuing, a Qualified Spin Transaction;

(13)	payment of other Restricted Payments from time to time in an aggregate amount since the Issue Date not to exceed the greater of (i) $100.0 million or (ii) 2.0% of the Parent Guarantor’s Consolidated Tangible Assets determined at the time made; or

(14)	dividends, loans, advances or distributions to any Successor Parent or other payments by the Parent Guarantor or any of the Parent Guarantor’s Subsidiaries in amounts required for any Successor Parent to pay any Related Taxes;

provided that no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clauses (2) or (5)(B) above shall increase the Restricted Payments Basket to the extent of such payment.

For the purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made. The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration) of the assets or securities proposed to be transferred or issued by the Parent Guarantor or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Parent Guarantor will not, and will not permit any Restricted Subsidiary (other than the Issuer or a Subsidiary Guarantor) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of such Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on or in respect of its Equity Interests to the Parent Guarantor or any of its other Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(b)	make loans or advances, or pay any Indebtedness or other obligation owed, to the Parent Guarantor or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Indebtedness or obligations incurred by the Parent Guarantor or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(c)	transfer any of its property or assets to the Parent Guarantor or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above);

except for, in each case:

(1)	encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the Credit Agreement and the Term Loan Agreement) as in effect on that date;

(2)	encumbrances or restrictions existing under the Indenture, the Notes and the Guarantees;

(3)	any instrument governing Acquired Indebtedness or Equity Interests of a Person acquired by the Parent Guarantor or any of its Restricted Subsidiaries, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(4)	any agreement or other instrument of a Person acquired by the Parent Guarantor or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);

(5)	any amendment, restatement, modification, renewal, increases, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2), (3), (4), (5), or (10); provided, however, that such amendments, restatements, modifications, renewals, increases, supplements, refunding, replacements or refinancing are, in the good faith judgment of the Parent Guarantor, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in such clauses on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(6)	encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(7)	customary restrictions or limitations in leases, licenses or other agreements restricting the assignment thereof or the assignment of the property that is the subject of such agreement;

(8)	in the case of clause (c) above, Liens permitted to be incurred under the provisions of the covenant described under “—Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(9)	restrictions imposed under any agreement to sell Equity Interests or assets to any Person pending the closing of such sale;

(10)	any other agreement governing Indebtedness or other obligations entered into after the Issue Date that either (A) contains encumbrances and restrictions that in the good faith judgment of the Parent Guarantor are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or those contained in the Indenture, the Notes and the Guarantees or (B) any such encumbrance or restriction contained in agreements or instruments governing such Indebtedness that is customary and does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Issuer in good faith, to make scheduled payments of cash interest and principal on the Notes when due;

(11)	provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements that restrict the disposition or distribution of ownership interests in or assets of such partnership, limited liability company, joint venture, corporation or similar Person;

(12)	Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof incurred in compliance with the covenant described under “—Limitation on Additional Indebtedness” that imposes restrictions of the nature described in clause (c) above on the assets acquired;

(13)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(14)	any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Parent Guarantor or any other Restricted Subsidiary other than the assets and property so acquired;

(15)	with respect to any Foreign Restricted Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (B) the Parent Guarantor determines that any such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Issuer, whose determination shall be conclusive;

(16)	provisions limiting the distribution or dividend of assets or any portion of the Equity Interests of SpinCo in connection with a Qualified Spin Transaction;

(17)	any Permitted Investment or Restricted Payments which are made in accordance with the covenant described under “—Limitation on Restricted Payments”;

(18)	restrictions contained in Standard Securitization Undertakings; and

(19)	supermajority voting requirements existing under corporate charters, by-laws, stockholders agreements and similar documents and agreements.

Limitation on Transactions with Affiliates

The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate value in excess of $50 million (an “Affiliate Transaction”), unless:

(1)	the terms of such Affiliate Transaction are not materially less favorable to the Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to have been obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate, or if in the good faith judgment of the Parent Guarantor’s Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, or are otherwise fair to the Parent Guarantor or such Restricted Subsidiary from a financial point of view; and

(2)	the Parent Guarantor delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate value in excess of $100 million, an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above and which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction.

The foregoing restrictions shall not apply to:

(1)	transactions to the extent between or among (a) the Parent Guarantor and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(2)	director, trustee, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan), payments or loans (or cancellation of loans) to employees of the Parent Guarantor or its Restricted Subsidiaries and indemnification arrangements, in each case, as determined in good faith by the Parent Guarantor’s Board of Directors or senior management;

(3)	Permitted Investments (other than those made under clause (1) of such definition) or Restricted Payments which are made in accordance with the covenant described under “—Limitation on Restricted Payments”;

(4)	any agreement in effect on the Issue Date or as thereafter amended or replaced in any manner that, taken as a whole, is not materially less advantageous to the Parent Guarantor or any of its Restricted Subsidiaries, as applicable, than such agreement as it was in effect on the Issue Date;

(5)	any transaction with a Person (other than an Unrestricted Subsidiary of the Parent Guarantor) which would constitute an Affiliate of the Parent Guarantor solely because the Parent Guarantor or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(6)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the senior management of the Parent Guarantor, such transactions are on terms not materially less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Parent Guarantor;

(7)	the issuance or sale of any Qualified Equity Interests of the Parent Guarantor and the granting of registration and other customary rights in connection therewith to, or the receipt of capital contributions from, Affiliates of the Parent Guarantor;

(8)	pledging of Equity Interests of Unrestricted Subsidiaries;

(9)	any transaction effected as part of a Permitted Factoring Transaction;

(10)	any transaction where the only consideration paid by the Parent Guarantor or the relevant Restricted Subsidiary is Qualified Equity Interests of the Parent Guarantor;

(11)	agreements and transactions entered into or effected in connection with a Qualified Spin Transaction;

(12)	non-exclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property;

(13)	transactions between the Parent Guarantor or any Restricted Subsidiary and any Person, a director of which is also a director of the Parent Guarantor, and such director is the sole cause for such Person to be deemed an Affiliate of the Parent Guarantor or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Parent Guarantor on any matter involving such other Person; and

(14)	agreements and transactions entered into or effected in connection with the payment of Related Taxes.

Limitation on Liens

The Parent Guarantor will not, nor will it permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any property, whether owned or leased on the Issue Date or thereafter acquired, to secure any Debt of the Parent Guarantor or any other Person (other than the Notes or Debt that is non-recourse to the Parent Guarantor and any of its Restricted Subsidiaries), without in any such case making effective provision whereby all of the Notes then outstanding shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured. This restriction shall not apply to:

(1)	Liens (i) existing on the Issue Date, (ii) provided for under the terms of agreements existing on such date securing Debt existing on such date or (iii) under the terms of a Credit Facility securing Indebtedness incurred pursuant to clause (1) of the definition of Permitted Indebtedness;

(2)	Liens on current assets to secure current liabilities;

(3)	Liens on property acquired, constructed, altered or improved by the Parent Guarantor or any Restricted Subsidiary after the date of the Indenture which are created or assumed contemporaneously with, or within one year after, such acquisition (or in the case of property constructed, altered or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, alteration or improvement, it being understood that if a commitment for such a financing is obtained prior to or within such one year period, the applicable Lien shall be deemed to be included in this clause (3) whether or not such Lien is created within such one year period; provided that in the case of any such construction, alteration or improvement the Lien shall not apply to any property theretofore owned by the Parent Guarantor or any Restricted Subsidiary, other than (i) the property so altered or improved and (ii) any theretofore unimproved real property on which the property so constructed or altered, or the improvement, is located;

(4)	Liens on any property existing at the time of acquisition thereof (including Liens on any property acquired from or held by a Person which is consolidated or amalgamated with or merged with or into the Parent Guarantor or a Restricted Subsidiary) and Liens outstanding at the time any Person becomes a Restricted Subsidiary of the Parent Guarantor that are not incurred in connection with such entity becoming a Restricted Subsidiary of the Parent Guarantor;

(5)	Liens in favor of the Parent Guarantor or any Restricted Subsidiary;

(6)	Liens on any property (i) in favor of the United States, any State thereof, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) securing any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, installing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type, or (iii) securing indebtedness issued or guaranteed by the United States, any State thereof, any foreign country, or any department, agency, instrumentality or political subdivision of any such jurisdiction;

(7)	Permitted Liens; and

(8)	any extension, renewal, or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing clauses (1), (2), (3), (4), (5), (6) and (7) to the extent such extension, renewal or replacement (or successive extensions, renewals or replacements) involves a Lien described in the foregoing clauses; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, together with the reasonable costs related to such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing provisions of this covenant, the Parent Guarantor and any Restricted Subsidiary may issue, assume or guarantee secured Debt, which would otherwise be subject to the foregoing restrictions, in an aggregate amount which, together with all other such secured Debt and together with the aggregate amount of Attributable Indebtedness of the Parent Guarantor and its Restricted Subsidiaries deemed to be outstanding in respect of all Sale-Leaseback Transactions (excluding any such Sale-Leaseback Transactions the proceeds of which have been applied in accordance with clauses (a), (b) or (c) in the first paragraph of the covenant described below under the caption “—Limitations on Sale-Leaseback Transactions”) does not exceed 15% of Consolidated Net Worth, as shown on a consolidated balance sheet, as of a date not more than 150 days prior to the proposed transaction, prepared by the Parent Guarantor in accordance with GAAP.

Limitation on Sale-Leaseback Transactions

The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction with any Person (other than the Parent Guarantor or a Restricted Subsidiary) unless:

(a)	at the time of entering into such Sale-Leaseback Transaction, the Parent Guarantor or such Restricted Subsidiary would be entitled to incur Debt, in a principal amount equal to the Attributable Indebtedness with respect to such Sale-Leaseback Transaction, secured by a Lien on the property subject to such Sale-Leaseback Transaction, pursuant to the covenant described above under the caption “—Limitation on Liens” without equally and ratably securing the Notes pursuant to such covenant;

(b)	after the Issue Date and within a period commencing six months prior to the consummation of such Sale-Leaseback Transaction and ending six months after the consummation thereof, the Parent Guarantor or such Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Parent Guarantor or such Restricted Subsidiary (including amounts expended for additions, expansions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale-Leaseback Transaction, and the Parent Guarantor shall have elected to designate such amount as a credit against such Sale-Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below); or

(c)	during the 12-month period after the effective date of such Sale-Leaseback Transaction, the Parent Guarantor shall have applied to the voluntary defeasance or retirement of Notes or any Pari Passu Indebtedness of the Parent Guarantor an amount equal to the net proceeds of the sale or transfer of the real or personal property leased in such Sale-Leaseback Transaction, which amount shall not be less than the fair value of such property at the time of entering into such Sale-Leaseback Transaction (adjusted to reflect the remaining term of the lease and any amount expended by the Parent Guarantor as set forth in clause (b) above), less an amount equal to the principal amount of Notes and Pari Passu Indebtedness voluntarily defeased or retired by the Parent Guarantor within such 12-month period and not designated as a credit against any other Sale-Leaseback Transaction entered into by the Parent Guarantor or any Restricted Subsidiary during such period.

Limitation on Designation of Unrestricted Subsidiaries

The Board of Directors of the Parent Guarantor may designate any Subsidiary (including any newly formed or newly acquired Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) of the Parent Guarantor as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)	no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)	the Parent Guarantor would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the covenant described under “—Limitation on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Parent Guarantor’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless:

(1)	all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of Designation, consist of Non-Recourse Debt, except for any guarantee given solely to support the pledge by the Parent Guarantor or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Parent Guarantor or any Restricted Subsidiary, and except for any guarantee of Indebtedness of such Subsidiary by the Parent Guarantor or a Restricted Subsidiary that is permitted as both an incurrence of Indebtedness and an Investment (in each case in an amount equal to the amount of such Indebtedness so guaranteed) permitted by the covenants described under “—Limitation on Additional Indebtedness” and “—Limitation on Restricted Payments”;

(2)	on the date such Subsidiary is Designated an Unrestricted Subsidiary, such Subsidiary is not party to any agreement, contract, arrangement or understanding (other than a guarantee permitted under clause (1) above) with the Parent Guarantor or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are not materially less favorable to the Parent Guarantor or the Restricted Subsidiary than those that could reasonably be expected to have been obtained at the time from Persons who are not Affiliates of the Parent Guarantor; and

(3)	such Subsidiary is a Person with respect to which neither the Parent Guarantor nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests of such Person or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results (in each case other than a guarantee permitted under clause (1) above) (it being understood that any contractual arrangements between the Parent Guarantor or any of its Restricted Subsidiaries and such Subsidiary pursuant to which such Subsidiary sells products or provides services to the Parent Guarantor or such Restricted Subsidiary in the ordinary course of business are not included in this clause (3)).

Any such Designation by the Board of Directors of the Parent Guarantor shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Parent Guarantor giving effect to such Designation and an Officer’s Certificate certifying that such Designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitation on Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitation on Liens,” the Parent Guarantor shall be in default of the applicable covenant.

The Board of Directors of the Parent Guarantor may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)	no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)	all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

Any such Redesignation shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Parent Guarantor giving effect to such designation and an Officer’s Certificate certifying that such Redesignation complies with the foregoing conditions.

Limitation on Mergers, Consolidations, Etc.

Neither the Issuer nor any Guarantor shall consolidate or amalgamate with, or merge into, any other Person, or convey, transfer or lease its properties and assets as, or substantially as, an entirety to any Person unless:

(1)	the Person formed by such consolidation or amalgamation or into which the Issuer or such Guarantor, as the case may be, is merged or the Person which acquires by conveyance or transfer, or which leases the properties and assets of the Issuer or such Guarantor, as the case may be, as, or substantially as, an entirety shall be a corporation (the “Successor Person”) and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, (a) in the case of a Successor Person to the Issuer, the due and punctual payment of the principal of and any premium and interest on all the Notes and the performance or observance of every covenant of the Indenture and any registration rights agreement then in effect on the part of the Issuer to be performed or observed or (b) in the case of a Successor Person to such Guarantor, all of the obligations of such Guarantor under the Guarantee of such Guarantor and the performance or observance of every covenant of the Indenture and any registration rights agreement then in effect on the part of such Guarantor to be performed or observed;

(2)	immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing; and

(3)	the Issuer or such Guarantor, as the case may be, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and such supplemental indenture, if any, comply with this covenant and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

However, clause (1) of such covenant shall not apply in circumstances under which the Indenture provides for the release of the Guarantee of such Guarantor as described under the caption “—Guarantees.” In addition, the foregoing notwithstanding, the restrictions in the preceding paragraph will not apply to any disposition of assets resulting from a Qualified Spin Transaction that is effected in accordance with the definition of that term.

Upon any consolidation or amalgamation of the Issuer or a Guarantor, as the case may be, with or merger of the Issuer or a Guarantor, as the case may be, into, any other Person or any conveyance, transfer or lease of the properties and assets of the Issuer or a Guarantor, as the case may be, as, or substantially as, an entirety in accordance with the foregoing covenant, the Successor Person will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture with the same effect as if such Successor Person had been named therein as the Issuer or such Guarantor, as the case may be, and thereafter, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from all obligations and covenants under the Indenture, the Notes and the Guarantees, as the case may be, and may liquidate and dissolve.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Parent Guarantor will furnish to the Trustee and the Holders of Notes, or, to the extent permitted by the SEC, file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Parent Guarantor were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Parent Guarantor were required to file such reports.

If the Parent Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries, and such Unrestricted Subsidiaries, individually or taken together, would constitute a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Parent Guarantor and its Restricted Subsidiaries excluding the Unrestricted Subsidiaries.

For so long as any Notes remain outstanding and constitute “restricted securities” under Rule 144, the Parent Guarantor will furnish the holders of the Notes, and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act.

Events of Default

Each of the following is an “Event of Default” with respect to the Notes:

(1)	failure to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(2)	failure to pay principal of or premium, if any, on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, required purchase, acceleration or otherwise;

(3)	failure by the Issuer or any Guarantors to comply with any of their respective agreements or covenants described above under “—Certain Covenants—Limitation on Mergers, Consolidations, Etc.,” or failure by the Issuer to comply in respect of its obligations to make a Change of Control Offer for the Notes as described under “—Change of Control Repurchase Event”;

(4)	(a) except with respect to the covenant described under the heading “—Certain Covenants—Reports” or as described in clause (3) above, failure by the Parent Guarantor or any Restricted Subsidiary to comply with any other covenant or agreement contained in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding, or

(b)	failure by the Parent Guarantor for 180 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding to comply with the covenant described under the heading “—Certain Covenants—Reports”;

(5)	default by the Parent Guarantor or any Restricted Subsidiary under any mortgage, indenture or other instrument or agreement under which there is issued or by which there is secured or evidenced Indebtedness for borrowed money by the Parent Guarantor or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a)	is caused by a failure to pay at its Stated Maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Parent Guarantor or such Restricted Subsidiary of notice of any such acceleration), and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $100.0 million or more;

(6)	one or more judgments (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $100.0 million shall be rendered against the Parent Guarantor, any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(7)	certain events of bankruptcy affecting the Parent Guarantor or any Significant Subsidiary of the Parent Guarantor or group of Restricted Subsidiaries of the Parent Guarantor that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(8)	any Guarantee of the Notes ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under the Guarantee of such Guarantor (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Parent Guarantor), shall have occurred and be continuing, the Trustee, by written notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable. Upon such an acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately; provided, however, that after such an acceleration declaration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration if, among other things, all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) occurs with respect to the Parent Guarantor, all outstanding Notes shall become immediately due and payable without any further action or notice to the extent permitted by applicable law.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except an Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from such Holders of Notes. A Holder of Notes may not pursue any remedy with respect to the Indenture or Notes unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;

(2)	the Holder or Holders of at least 25.0% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer the Trustee security or indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations will not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired without the consent of the Holder.

The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, such Notes, or in respect of a covenant or provision that cannot be amended without the consent of the Holder of each outstanding Note affected thereby.

The Issuer will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, within 30 days after any Officer of the Issuer becomes aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes and all obligations of any Guarantors discharged with respect to their Guarantees of the Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire obligations represented by the Notes and the related Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and the related Guarantees, except as to:

(1)	rights of Holders of outstanding Notes to receive payments in respect of the principal of and interest and premium, if any, on such Notes when such payments are due from the trust funds referred to below;

(2)	the Issuer’s obligations concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trust, duties, and immunities of the Trustee, and the obligations of the Issuer and the Guarantors in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to the provisions of the Indenture described above under “—Change of Control Repurchase Event” and under “—Certain Covenants” (other than the covenant described under “—Certain Covenants—Limitation on Mergers, Consolidations, Etc.”), (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer and delivered to the Trustee, to pay the principal of and interest and premium, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4)	no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Parent Guarantor or any of its Subsidiaries is a party or by which the Parent Guarantor or any of its Subsidiaries is bound;

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by it with the intent of preferring the Holders of the Notes over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others; and

(7)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that the conditions precedent provided for in clauses (1) through (6) have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Issuer’s obligations and the obligations of the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and the rights, protections and immunities of the Trustee) as to all outstanding Notes when either:

(1)	all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation; or

(2)

(a) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable at their Stated Maturity, or are to be called for redemption under arrangements specified in the Indenture, within one year or (iii) have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and, in any case, the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal and any premium and accrued interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

(b)	the Issuer has paid all other sums payable by it under the Indenture, and

(c)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited funds towards the payment of the Notes at Stated Maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to satisfaction and discharge of the Indenture have been complied with.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes (except as required by applicable tax laws).

Amendment, Supplement and Waiver

Except as otherwise provided in the next two succeeding paragraphs, the Indenture, the Guarantees or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for the Notes) of the Holders of a majority in aggregate principal amount of the then outstanding Notes affected thereby (voting as a separate series), and any existing Default or Event of Default under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Without the consent of each Holder affected thereby, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce, or change the maturity of, the principal of any Note;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to the covenants described above under the caption “—Change of Control Repurchase Event”) shall not be deemed a redemption of the Notes;

(4)	make any Note payable in money or currency other than that stated in the Notes;

(5)	modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders;

(6)	reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture, the Guarantees or the Notes;

(7)	waive a default in the payment of principal of, or premium, if any, or interest on, any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8)	impair the rights of Holders to receive payments of principal of or interest or premium, if any, on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(9)	release any Guarantor from any of its obligations under its Guarantee or the Indenture, except as permitted by the Indenture; or

(10)	make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer, the Guarantors and the Trustee may amend the Indenture, the Guarantees or the Notes without the consent of any Holder:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders in the case of a consolidation, amalgamation, merger or other transaction in compliance with the covenant described under the caption “—Certain Covenants—Limitation on Mergers, Consolidations, Etc.”;

(4)	to add any Guarantor to the Indenture or to acknowledge the release of any Guarantor from any of its obligations under its Guarantee and the other provisions of the Indenture (to the extent in accordance with the Indenture);

(5)	to make any change that would provide any additional rights or benefits to the Holders or does not materially adversely affect the rights of any Holder;

(6)	to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7)	to secure the Notes or any Guarantees or any other obligation under the Indenture;

(8)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(9)	to conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a substantially verbatim recitation of a provision of the Indenture, the Guarantees or the Notes; or

(10)	to provide for the issuance of Additional Notes in accordance with the Indenture.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

After an amendment under the Indenture becomes effective requiring the consent of the Holders of Notes, the Issuer is required to deliver to Holders of Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator, or shareholder of the Issuer or any Guarantor will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or the Indenture or of any

Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such indebtedness, obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

Concerning the Trustee

Deutsche Bank Trust Company Americas is the Trustee. A successor trustee may be appointed in accordance with the terms of the Indenture. The Parent Guarantor and its subsidiaries maintain banking relationships with the Trustee and its affiliates in the ordinary course of business.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture contains provisions for the indemnification of the Trustee, the Paying Agent and the Registrar, and for their relief from responsibility. The obligations of the Trustee, the Paying Agent and the Registrar to a holder of a Note are subject to such immunities and rights as set forth in the Indenture. Deustche Bank Trust Company Americas in each of its capacities, including as Trustee, assumes no responsibility for the accuracy or completeness of the information contained in this document or the related documents or for any failure by the Issuer or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

In case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security or indemnity satisfactory to the Trustee. The Trustee shall not be deemed to have notice of any Default or Event of Default unless a responsible officer of the Trustee has actual knowledge thereof.

Governing Law; Submission to Jurisdiction

The Indenture, the Notes and the Guarantees are governed by, and will be construed in accordance with, the laws of the State of New York.

The Indenture provides that the Issuer and the Guarantors will submit to the non-exclusive jurisdiction of the competent federal courts in the City and State of New York with respect to disputes or claims made under the Indenture.

Book-Entry, Delivery and Form

The new notes will be initially issued in the form of one or more global notes (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for credit to an account of a direct or indirect participant in DTC that has exchanged old notes for new notes in the exchange offer, as described below. Beneficial interests in the Global Notes may be held only through Euroclear Bank NV/SA, as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive

Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive Certificated Notes.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their Participants through customers’ securities accounts in their respective names on the books of their respective depositaries in the DTC system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

All payments in respect of a Global Note registered in the name of DTC or its nominee will be made to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the

Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary within 90 days;

(2)	the Issuer, at its option but subject to DTC’s requirements, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing an Event of Default, and DTC notifies the Trustee of its decision to exchange such Global Note for Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions.”

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Restricted Subsidiary and (2) with respect to the Parent Guarantor or any Restricted Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than the Parent Guarantor or a Restricted Subsidiary, existing at the time such Person is merged with or into the Parent Guarantor or a Restricted Subsidiary, or Indebtedness expressly assumed by the Parent Guarantor or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Asset Acquisition” means:

(1)	an Investment by the Parent Guarantor or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Parent Guarantor, or shall be merged with or into the Parent Guarantor or any of its Restricted Subsidiaries, or

(2)	the acquisition by the Parent Guarantor or any of its Restricted Subsidiaries of all or substantially all of the properties and assets of any other Person (other than a Restricted Subsidiary of the Parent Guarantor) or any division or line of business of any such other Person (other than in the ordinary course of business).

“Attributable Indebtedness” means, with respect to any Sale-Leaseback Transaction as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended). For purposes of this definition, “net rental payments” under any lease for any period means the sum of the rental payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges required to be paid by such lessee thereunder contingent upon the amount of sales or deliveries, maintenance and repairs, insurance, taxes, assessments or similar charges.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person and (ii) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City and State of New York are authorized or obligated by law, executive order or regulation to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP. Notwithstanding the foregoing, any lease that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date shall be deemed not to be a Capitalized Lease.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP, excluding liabilities resulting from a change in GAAP subsequent to the date of the Indenture, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(2)	investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtained from S&P or from Moody’s;

(3)	investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of not less than $500.0 million;

(4)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above;

(5)	money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5.0 billion; and

(6)	in the case of any Foreign Restricted Subsidiary, other investments that are analogous to the items specified in clauses (1) through (5) above, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Restricted Subsidiary for cash management purposes.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Weatherford Parent Company), in one or a series of related transactions, of all or substantially all of the properties or assets of the Weatherford Parent Company and its Restricted Subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than the Weatherford Parent Company or one of its Subsidiaries or a Person controlled by the Weatherford Parent Company or one of its Restricted Subsidiaries; (b) the consummation of any transaction (including, without limitation, any merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock of the Weatherford Parent Company (excluding a Redomestication of the Weatherford Parent Company); and (c) the first day on which a majority of the members of the Weatherford Parent Company’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Amortization Expense” for any period means the amortization expense of the relevant Person and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, with respect to any specified Person and its Restricted Subsidiaries, without duplication, the sum of the amounts for such period of:

(1)	Consolidated Net Income; plus

(2)	in each case only to the extent deducted in determining Consolidated Net Income,

(a)	Consolidated Income Tax Expense,

(b)	Consolidated Amortization Expense,

(c)	Consolidated Depreciation Expense,

(d)	Consolidated Interest Expense, and

(e)	all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period; minus

(3)	the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding any non-cash items to the extent they represent the reversal of an accrual of a reserve for a potential cash item that reduced Consolidated Cash Flow in any prior period); and

(4)	to the extent included in Consolidated Net Income, any nonrecurring or unusual gain or income (or nonrecurring or unusual loss or expense), together with any related provision for taxes on any such nonrecurring or unusual gain or income (or the tax effect of any such nonrecurring or unusual loss or expense), realized by such Person or any of its Restricted Subsidiaries during such period, shall be excluded.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the relevant Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, on any date of determination, with respect to any Person, the ratio of (x) Consolidated Cash Flow of such Person during the most recent four consecutive full fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to (y) Consolidated Interest Expense of such Person for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence of any Indebtedness or the issuance of any Disqualified Equity Interests of such Person or Preferred Stock of any Restricted Subsidiary of such Person (and the application of the proceeds thereof) and any repayment, repurchase or redemption of other Indebtedness or other Disqualified Equity Interests or Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2)	any asset sale outside the ordinary course of business or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Parent Guarantor or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months)) in each case occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; provided, that such pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Parent Guarantor whether or not such pro forma adjustments would be permitted under SEC rules or guidelines.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)	notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication:

(1)	imputed interest on Capitalized Lease Obligations and Attributable Indebtedness;

(2)	the net costs associated with Hedging Obligations related to interest rates;

(3)	amortization of debt issuance costs, debt discount or premium and other financing fees and expenses;

(4)	the interest portion of any deferred payment obligations;

(5)	all other non-cash interest expense;

(6)	capitalized interest;

(7)	all dividend payments on any series of Disqualified Equity Interests of the Parent Guarantor or any Preferred Stock of any Restricted Subsidiary (other than dividends on Equity Interests payable solely in Qualified Equity Interests of the Parent Guarantor or to the Parent Guarantor or a Restricted Subsidiary);

(8)	all interest payable with respect to discontinued operations; and

(9)	all interest on any Indebtedness described in clause (6) or (7) of the definition of Indebtedness.

“Consolidated Net Income” for any period means the net income (or loss) of a specified Person and its Restricted Subsidiaries, in each case for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded in calculating such net income (or loss), to the extent otherwise included therein, without duplication:

(1)	the net income (or loss) of any Person (other than a Restricted Subsidiary) in which the specified Person or its Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the specified Person or any of its Restricted Subsidiaries during such period;

(2)	except to the extent includible in the net income (or loss) of the specified Person pursuant to the foregoing clause (1), the net income (or loss) of any other Person that accrued prior to the date that (a) such other Person becomes a Restricted Subsidiary of the specified Person or is merged into or consolidated with the specified Person or any of its Restricted Subsidiaries or (b) the assets of such other Person are acquired by the specified Person or any of its Restricted Subsidiaries;

(3)	the net income of any Restricted Subsidiary of the specified Person (other than the Issuer or a Subsidiary Guarantor) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, unless such restriction with respect to the payment of dividends has been legally waived;

(4)	gains or losses attributable to discontinued operations;

(5)	any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Parent Guarantor or any Restricted Subsidiary upon the acquisition of any securities, or the extinguishment of any Indebtedness, of the specified Person or any Restricted Subsidiary;

(6)	gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7)	unrealized gains and losses with respect to Hedging Obligations;

(8)	the cumulative effect of any change in accounting principles or policies;

(9)	extraordinary gains and losses and the related tax effect;

(10)	non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards; and

(11)	goodwill write-downs or other non-cash impairments of assets.

“Consolidated Net Worth” means, at any date of determination, the amount of total shareholders’ equity shown in the most recent consolidated statement of financial position of the Parent Guarantor.

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less, to the extent included in a determination of “Total Assets,” and without duplication, all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Weatherford Parent Company who (a) was a member of such Board of Directors on the date of the issuance of the Notes or (b) was nominated for election or appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, appointment or election (either by a specific vote or by approval of the Weatherford Parent Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“corporation” includes corporations, companies, associations, partnerships, limited partnerships, limited liability companies, joint-stock companies and trusts.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Additional Indebtedness.”

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 4, 2016, among the Issuer, the Parent Guarantor, the other Subsidiaries of the Parent Guarantor from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and swingline lender, and the several lenders and other agents party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as such agreement or facility may be amended (including any amendment or restatement thereof), supplemented or otherwise modified from time to time, including any agreement made in the commercial bank market exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Credit Facilities” means one or more debt facilities or indentures (which may be outstanding at the same time and including, without limitation, the Credit Agreement and the Term Loan Agreement) providing for revolving credit loans, swingline loans, term loans, overdraft loans, debt securities, term loans, receivables financing or letters of credit and, in each case, as such agreements may be amended, refinanced, restated, refunded or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Parent Guarantor as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender, group of lenders or institutional lenders or investors.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Debt” means any obligation created or assumed by any Person for the repayment of money borrowed and any Purchase Money Indebtedness created or assumed by such Person and any guarantee of the foregoing.

“Default” means any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designation” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable (in each case, at the option of the holder thereof), is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Stated Maturity of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of a change in control occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Equity Interests if the change of control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “—Change of Control Repurchase Event,” and such Equity Interests specifically provide that the Issuer will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “—Change of Control Repurchase Event.”

“dollars,” “U.S. dollars” or “$” shall mean the coin or currency of the United States of America, which at the time of payment is legal tender for the payment of public and private debts.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including Common Stock, Preferred Stock, limited liability company interests, trust units and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Guarantee” means each Guarantee of the obligations with respect to the Exchange Notes.

“Exchange Notes” means the Notes issued in the Exchange Offer.

“Exchange Offer” has the meaning set forth for such term in the applicable registration rights agreement.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction as such price is determined in good faith by management of the Parent Guarantor.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary not organized or existing under the laws of the United States, any State thereof or the District of Columbia, other than a Guarantor.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness or other obligation of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantee” means, individually, any guarantee of payment of the Notes by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such guarantees.

“Guarantors” means the Parent Guarantor and each Subsidiary Guarantor, until such Person is released from its Guarantee in accordance with the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under option, swap, cap, collar, forward purchase or similar agreements or arrangements intended to manage exposure to interest rates or currency exchange rates or commodity prices (including, without limitation, for purposes of this definition, rates for electrical power used in the ordinary course of business), either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Parent Guarantor shall be deemed to have been incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)	all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)	all obligations of such Person evidenced by bonds, debentures, bankers’ acceptances, notes or other similar instruments;

(3)	all non-contingent reimbursement obligations of such Person in respect of letters of credit, letters of guaranty and similar credit transactions;

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except deferred compensation, trade payables and other obligations and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services and not overdue by more than 180 days unless subject to a bona fide dispute;

(5)	the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person or, with respect to any Subsidiary of such Person, any Preferred Stock;

(6)	all Capitalized Lease Obligations of such Person to the extent such obligations would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(7)	all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)	all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of such Person or its Subsidiaries that is guaranteed by such Person or its Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of such Person and its Subsidiaries on a consolidated basis; and

(9)	to the extent not otherwise included in this definition, net Hedging Obligations of such Person to the extent such obligations would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests or Preferred Stock that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests or Preferred Stock, as applicable, as if such Disqualified Equity Interests or Preferred Stock were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

The term “Indebtedness” excludes any repayment or reimbursement obligation of such Person or any of its Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

“Independent Director” means a director of the Parent Guarantor who is independent with respect to the transaction at issue.

“Investment Grade Rating” means, with respect to the Notes, a rating equal to or higher than Baa3 (or the equivalent under any successor ratings categories of Moody’s) by Moody’s and BBB- (or the equivalent under any successor ratings categories by S&P) by S&P.

“Investments” of any Person means:

(1)	all direct or indirect investments by such Person in any other Person (including Affiliates) in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)	all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3)	all other items that would be classified as investments in another Person on a balance sheet of such Person prepared in accordance with GAAP; and

(4)	the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of an Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries.” If the Parent Guarantor or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Parent Guarantor shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Parent Guarantor shall be deemed not to be Investments.

“Issue Date” means November 18, 2016.

“Issuer” means Weatherford International Ltd., a Bermuda exempted company, and any successor Person resulting from any transaction permitted by the covenant described under “—Certain Covenants—Limitation on Mergers, Consolidations, Etc.”

“Lien” means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law; provided that “Lien” shall not include or cover setoff rights and other standard arrangements for netting payment obligations in the settlement of obligations arising under (i) ISDA standard documents or agreements otherwise customary in swap or hedging transactions, (ii) deposit, securities and commodity accounts and (iii) banking services (credit cards for commercial customers (including commercial credit cards and purchasing cards), stored value cards, merchant processing services and treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services)).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1)	as to which neither the Parent Guarantor nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), except for Customary Recourse Exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Parent Guarantor or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer or any Guarantor: the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, or any other duly authorized officer of the Issuer or such Guarantor, as the case may be, or any other person duly authorized by any such person.

“Officer’s Certificate” means a certificate signed by an Officer of the Issuer or a Guarantor, as appropriate, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from counsel, who may be an employee of or counsel for the Issuer, a Guarantor or a Restricted Subsidiary, as the case may be, but in the case of New York or U.S. federal law, will be reputable outside counsel, and in each case, who shall be reasonably acceptable to the Trustee.

“Parent Guarantor” means Weatherford International plc, an Irish public limited company, and any successor Person resulting from any transaction permitted by the covenant described under “—Certain Covenants—Limitation on Mergers, Consolidations, Etc.”

“Pari Passu Indebtedness” means any Indebtedness of the Parent Guarantor that is not Subordinated Indebtedness.

“Permitted Business” means the businesses engaged in by the Parent Guarantor and its Subsidiaries on the Issue Date and businesses that are reasonably related, incidental or ancillary thereto or reasonable extensions thereof as determined by the Board of Directors of Parent Guarantor.

“Permitted Business Investment” means Investments made in the course of conducting a Permitted Business, whether through agreements, transactions, joint ventures, expenditures or other arrangements that permit one to share risks or costs of such activities or comply with regulatory requirements regarding local ownership, including, without limitation, direct or indirect ownership interests in all types of drilling, transportation and oilfield services assets, property and equipment.

“Permitted Factoring Transactions” means receivables purchase facilities and factoring transactions in existence on the Issue Date or entered into by Parent Guarantor or any Restricted Subsidiary with respect to Receivables originated by Parent Guarantor or such Restricted Subsidiary in the ordinary course of business, which may contain Standard Securitization Undertakings.

“Permitted Indebtedness” has the meaning set forth in the second paragraph of the covenant described under “—Certain Covenants—Limitation on Additional Indebtedness.”

“Permitted Investment” means:

(1)	Investments by the Parent Guarantor or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Parent Guarantor or any Restricted Subsidiary and any Investment held by any such Person at such time that was not incurred in contemplation of such acquisition, merger or consolidation;

(2)	Investments in the Parent Guarantor by any Restricted Subsidiary;

(3)	loans and advances to directors, employees and officers of the Parent Guarantor and its Restricted Subsidiaries in the ordinary course of business;

(4)	Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes of the Parent Guarantor or any Restricted Subsidiary not for the purpose of speculation;

(5)	Investments in cash and Cash Equivalents;

(6)

receivables owing to the Parent Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business; provided, however, that such trade terms may include such concessionary trade terms as the Parent Guarantor or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or received in compromise or resolution of litigation, arbitration or other disputes with such parties;

(8)	Investments evidencing the right to receive a deferred purchase price or other consideration for the disposition of Receivables and Receivables Related Security in connection with any Permitted Factoring Transaction;

(9)	guarantees of performance or similar obligations (other than Indebtedness) arising in the ordinary course of business;

(10)	lease, utility and other similar deposits in the ordinary course of business;

(11)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent Guarantor or any Restricted Subsidiary or in satisfaction of judgments;

(12)	Permitted Business Investments;

(13)	guarantees of Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries permitted in accordance with “—Certain Covenants—Limitation on Additional Indebtedness”;

(14)	repurchases of, or other Investments in, the Notes and Pari Passu Indebtedness;

(15)	advances or extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services, the leasing of equipment or the licensing of property in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Parent Guarantor or the applicable Restricted Subsidiary deems reasonable under the circumstances;

(16)	Investments made pursuant to commitments in effect on the Issue Date;

(17)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Equity Interests) of the Parent Guarantor; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the Restricted Payments Basket;

(18)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (19) since the Issue Date and then outstanding, do not exceed the greater of (i) $125.0 million or (ii) 1.0% of the Parent Guarantor’s Consolidated Tangible Assets;

(20)	Investments in or payments to SpinCo or its Subsidiaries in connection with a Qualified Spin Transaction and the transactions relating thereto, including the payment of all fees and expenses related thereto;

(21)	performance guarantees of any trade or non-financial operating contract (other than such contract that itself constitutes Indebtedness) in the ordinary course of business.

In determining whether any Investment is a Permitted Investment, the Parent Guarantor may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments.”

“Permitted Liens” means the following types of Liens: (i) any governmental Lien, mechanics’, materialmen’s, carriers’ or similar Lien incurred in the ordinary course of business which is not overdue for more than 60 days or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction; (ii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property, (iii) Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by the Parent Guarantor or any Subsidiary in good faith; (iv) Liens of, or to secure performance of, leases; (v) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vi) any Lien upon property or assets acquired or sold by the Parent Guarantor or any Subsidiary resulting from the exercise of any rights arising out of defaults or receivables; (vii) any Lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (viii) any Lien incurred to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money but inclusive of Liens solely on cash and Cash Equivalents not to exceed the greater of (a) $100 million or (b) 1.0% of the Parent Guarantor’s Consolidated Tangible Assets at any one time securing letters of credit or letter of credit facilities supporting such obligations); (ix) any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by the Parent Guarantor or any Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; (x) any Lien upon property or assets in accordance with non-contingent reimbursement obligations of the Parent Guarantor or any Subsidiary in respect of letters of credit, letters of guaranty and similar credit transactions; (xi) precautionary Liens on Receivables and Receivables Related Security arising in connection with Permitted Factoring Transactions; or (xii) any Lien in favor of the United States or any State thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control, or similar revenue bonds.

“Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other legal entity of any kind, unincorporated organization or government or agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations and Attributable Indebtedness, of the Parent Guarantor or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Parent Guarantor or any Restricted Subsidiary or the cost of design, installation, construction or improvement thereof; provided, however, that the amount of such Indebtedness shall not exceed such purchase price or cost.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Parent Guarantor.

“Qualified Spin Transaction” means the distribution, through one or more dividends by the Weatherford Parent Company, of all or a portion of the Voting Stock of a Subsidiary (“SpinCo”) which, directly or indirectly through one or more Subsidiaries, holds all or substantially all of the Parent Guarantor’s and its Restricted Subsidiaries’ land drilling rig business, properties and related assets.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Weatherford Parent Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Weatherford Parent Company (as certified by a resolution of the Weatherford Parent Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating of the Notes is lowered by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Receivables” means any right to payment of Parent Guarantor or any Restricted Subsidiary created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced and whether or not earned by performance (and whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Related Security” means all contracts, contract rights, guarantees and other obligations related to Receivables, all proceeds and collections of Receivables and all other assets and security of a type that are customarily sold or transferred in connection with receivables purchase facilities and factoring transactions of a type that could constitute Permitted Factoring Transactions.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables to repurchase Receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries.”

“Redomestication” means:

(a)	any amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of the Weatherford Parent Company with or into any other person (as such term is used in Section 13(d) of the Exchange Act), or of any other person (as such term is used in Section 13(d) of the Exchange Act) with or into the Weatherford Parent Company, or the sale, distribution or other disposition (other than by lease) of all or substantially all of the properties or assets of the Weatherford Parent Company and its Subsidiaries taken as a whole to any other person (as such term is used in Section 13(d) of the Exchange Act),

(b)	any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, conversion, consolidation or similar action with respect to the Weatherford Parent Company pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or

(c)	the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of substantially all of the voting shares of the Weatherford Parent Company (the “New Parent”), if as a result thereof:

(x)	in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such amalgamation, merger, plan or scheme of arrangement, exchange offer,

business combination, reincorporation, reorganization, consolidation or similar action, or the transferee in such sale, distribution or other disposition,

(y)	in the case of any action specified in clause (b), the entity that constituted the Weatherford Parent Company immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization), or

(z)	in the case of any action specified in clause (c), the New Parent (in any such case, the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of any jurisdiction, whose voting shares of each class of capital stock issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as was such capital stock or shares of the entity constituting the Weatherford Parent Company immediately prior thereto and, if the Surviving Person is the New Parent, the Surviving Person continues to be owned, directly or indirectly, by substantially all of the Persons who were shareholders of the Weatherford Parent Company immediately prior to such transaction.

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Parent Guarantor or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to refinance, in whole or in part, any Indebtedness of the Parent Guarantor or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1)	the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness (including undrawn or available committed amounts) does not exceed the principal amount of the Refinanced Indebtedness (including undrawn or available committed amounts) plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)	the obligor of the Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness, unless the inclusion of such obligor on the Refinancing Indebtedness would not require it to guarantee the Notes under the covenant “—Additional Guarantees”;

(3)	if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4)	the Refinancing Indebtedness has a Stated Maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) no earlier than 91 days after the maturity date of the Notes; and

(5)	the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

“registration rights agreement” means those certain registration rights agreements dated as of November 18, 2016 and June 29, 2017, in each case by and among the Issuer, the Guarantors and each initial purchaser party thereto and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Issuer and the other parties thereto, as any such agreement may be amended from time to time.

“Related Taxes” means, without duplication:

(1)	any taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar taxes (other than (x) taxes measured by income and (y) withholding imposed on payments made by any Successor Parent), required to be paid (provided such taxes are in fact paid) by any Successor Parent by virtue of its:

(a)	being organized or having Equity Interests outstanding (but not by virtue of owning stock or other Equity Interests of any corporation or other entity other than, directly or indirectly, the Parent Guarantor or any of the Parent Guarantor’s Subsidiaries);

(b)	being a holding company parent, directly or indirectly, of the Parent Guarantor or any of the Parent Guarantor’s Subsidiaries;

(c)	receiving dividends from or other distributions in respect of the Equity Interests of, directly or indirectly, the Parent Guarantor or any of the Parent Guarantor’s Subsidiaries; or

(d)	having made any payment in respect to any of the items for which the Parent Guarantor or any of the Parent Guarantor’s Subsidiaries is permitted to make payments to any Successor Parent pursuant to “—Certain Covenants—Limitation on Restricted Payments;” and

(2)	if and for so long as the Parent Guarantor or any of the Parent Guarantor’s Subsidiaries is a member of a group filing a consolidated, unitary or combined tax return with any Successor Parent, any taxes measured by income for which such Successor Parent is liable up to an amount not to exceed with respect to such taxes the amount of any such taxes that Parent Guarantor and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if Parent Guarantor and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of Parent Guarantor and its Subsidiaries.

“Restricted Payment” means any of the following:

(1)	the declaration or payment of any dividend or any other distribution (whether made in cash, securities or other property) on or in respect of Equity Interests of the Parent Guarantor or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Parent Guarantor or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Parent Guarantor or any of its Restricted Subsidiaries but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Parent Guarantor or to a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of its Equity Interests on a pro rata basis);

(2)	the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Parent Guarantor or any other direct or indirect parent of the Issuer held by Persons other than the Parent Guarantor or a Restricted Subsidiary (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Parent Guarantor);

(3)	any Investment other than a Permitted Investment; or

(4)	any principal payment on, purchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement for value prior to any scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any such payment made within one year of any such scheduled maturity or scheduled repayment or sinking fund payment and other than any Subordinated Indebtedness owed to and held by the Parent Guarantor or any Restricted Subsidiary permitted under clause (6) of the definition of “Permitted Indebtedness”).

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale-Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Parent Guarantor or any Subsidiary, for a period of more than three years, of any real or personal property, which property has been or is to be sold or transferred by the Parent Guarantor or such Subsidiary to such Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means the Issuer and any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation was in effect on the Issue Date.

“Specified Cash Management Agreements” means any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Parent Guarantor or any Restricted Subsidiary and any lender.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Parent Guarantor or any Restricted Subsidiary thereof which Parent Guarantor has determined in good faith to be customary in a receivables financing, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is expressly subordinated in right of payment to the Notes or any Guarantee, respectively.

“Subsidiary” means, with respect to any Person:

(1)	any corporation of which more than 50.0% of the total voting power of the Voting Stock thereof is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and

(2)	any partnership or similar business organization more than 50.0% of the ownership interests having ordinary voting power of which shall at the time be so owned.

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Parent Guarantor. Notwithstanding the foregoing, none of Weatherford\Al-Rushaid Limited, Weatherford Saudi Arabia Limited or Al-Shaheen Weatherford shall be considered a “Subsidiary” for purposes of the indenture.

“Subsidiary Guarantors” means Weatherford Delaware and any other Restricted Subsidiary that after the Issue Date becomes a party to the Indenture for purposes of providing a Guarantee with respect to the Notes, in each case, until such Person is released from its Guarantee in accordance with the terms of the Indenture.

“Successor Parent” means any Person which legally and beneficially owns more than 50% of the Voting Stock and/or Equity Interests of the Parent Guarantor or any Restricted Subsidiary, either directly or through one or more Subsidiaries.

“Term Loan Agreement” means the Term Loan Agreement dated as of May 4, 2016, among the Issuer, JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders from time to time party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as such agreement or facility may be amended (including any amendment or restatement thereof), supplemented or otherwise modified from time to time, including any agreement made in the commercial bank market exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent Guarantor in accordance with the covenant described under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary. Notwithstanding the preceding, if at any time, any Unrestricted Subsidiary would fail to meet the requirements as an Unrestricted Subsidiary described under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries,” it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture.

“U.S. Government Obligations” means securities which are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, each of which are not callable or redeemable at the option of the issuer thereof.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weatherford Parent Company” means initially the Parent Guarantor or, if a Redomestication has occurred subsequent to the Issue Date and prior to the event in question or the date of determination, the Surviving Person resulting from such prior Redomestication.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at Stated Maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Equity Interests of which (other than directors’ qualifying shares) are owned by the Parent Guarantor or another Wholly-Owned Subsidiary.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the exchange of the old notes for the new notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects relating thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the exchange of the old notes for the new notes pursuant to the exchange offer.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	United States persons (as defined in the Code) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF THE OLD NOTES FOR THE NEW NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Pursuant to the Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, tax basis and holding period.

CERTAIN IRISH TAX CONSIDERATIONS

The following is a summary of Irish withholding tax issues relating to the notes. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners as in effect on the date of this prospectus, which are subject to prospective or retroactive change. Prospective investors in the notes should consult their own advisors as to the Irish consequences of the purchase, beneficial ownership and disposition of the notes.

Interest withholding tax

Payments under the notes can be paid by Weatherford Bermuda and any paying agent acting on behalf of Weatherford Bermuda without any withholding or deduction for or on account of Irish income tax.

Irish encashment tax

Irish encashment tax may be required to be withheld at the standard rate (currently 20%) from any interest paid in respect of the notes where such interest is paid or collected by a person in Ireland on behalf of any holder of the notes. Holders of the notes should therefore note that the appointment of an Irish collection agent or an Irish paying agent could result in the deduction of 20% encashment tax by such agent from interest payments on the notes. A holder of the notes that is not resident in Ireland for tax purposes may claim an exemption from this withholding tax by submitting an appropriate declaration of non-Irish tax residency to the Irish agent.

CERTAIN BERMUDA TAX CONSIDERATIONS

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Weatherford Bermuda or by holders of the notes issued by Weatherford Bermuda. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to Weatherford Bermuda or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by Weatherford Bermuda in respect of real property owned or leased by Weatherford Bermuda in Bermuda.

CERTAIN SWISS TAX CONSIDERATIONS

The following is a summary of certain Swiss tax consequences to non-Swiss holders under present law of the purchase, ownership, exchange, disposition and redemption of the notes. The summary does not purport to be a comprehensive description of all of the Swiss tax considerations that may be relevant to a decision to purchase, own, exchange, dispose or redeem such notes.

The summary is based upon current Swiss tax laws, applicable court decisions and practice of the relevant Swiss tax administrations, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and the comments below are of a general nature only.

The Swiss tax consequences to potential Swiss holders (Swiss tax residents or holders with any other taxable presence in Switzerland) of notes are not covered in this summary, and the Swiss tax consequences for non-Swiss holders discussed below are not a complete analysis or listing of all the possible Swiss tax consequences that may be relevant to you.

PROSPECTIVE NOTE HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE SWISS TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE SWISS FEDERAL AND CANTONAL/COMMUNAL TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, EXCHANGE, DISPOSITION AND REDEMPTION OF THE NOTES.

Purchase, Ownership, Exchange, Disposition and Redemption of Notes

Swiss Income Tax on Interest Payments

A non-Swiss holder will not be subject to Swiss income taxes on interest income (annual interest payments and any other payments that are treated like interest payments for Swiss tax purposes) in respect of the notes, unless the notes are attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder.

Swiss Wealth Tax

A non-Swiss holder will not be subject to Swiss wealth taxes (net wealth tax or annual capital tax) unless the holder’s notes are attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder.

Swiss Income Tax on Capital Gains upon Disposal, Exchange or Other Disposition of the Notes

A non-Swiss holder will not be subject to Swiss income tax on capital gains upon disposal, exchange or other disposition of the notes unless the holder’s notes are attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder.

Swiss Income Tax upon Redemption of the Notes

A non-Swiss holder will not be subject to Swiss income tax upon redemption of the notes unless the holder’s notes are attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder.

Swiss Withholding Tax on Interest Payments on the Notes

We use our best efforts to ensure that proceeds from the notes are used in a way that payments of interest (annual interest payments and any other payments that are treated like interest payments for Swiss tax purposes) on the notes are not expected to be subject to Swiss federal withholding tax. More specifically, we intend to ensure that none of the proceeds from the offer of this note will be used in a manner that would trigger a harmful flow back of the funds to Switzerland, and, as such, the notes are not expected to constitute Swiss bonds or bond like instruments subject to Swiss withholding tax. In the unlikely case the notes would nevertheless be subject to Swiss withholding tax, and subject to certain exceptions, we will pay additional amounts such that the note holders receive the agreed payment without reduction for any Swiss withholding tax.

Automatic Exchange of Information in Tax Matters

On November 19, 2014, Switzerland signed the Multilateral Competent Authority Agreement (the “MCAA”). The MCAA is based on article 6 of the Organisation for Economic Co-operation and Development/ Council of Europe administrative assistance convention and is intended to ensure the uniform implementation of Automatic Exchange of Information (the “AEOI”). The Federal Act on the International Automatic Exchange of Information in Tax Matters (the “AEOI Act”) entered into force on January 1, 2017. The AEOI Act is the legal basis for the implementation of the AEOI standard in Switzerland.

The AEOI is being introduced in Switzerland through bilateral agreements or multilateral agreements. The agreements have, and will be, concluded on the basis of guaranteed reciprocity, compliance with the principle of speciality (i.e. the information exchanged may only be used to assess and levy taxes (and for criminal tax proceedings)) and adequate data protection.

Switzerland has concluded a multilateral AEOI agreement with the European Union (“EU”) (replacing the EU savings tax agreement) and has concluded bilateral AEOI agreements with several non-EU countries.

Based on such multilateral agreements and bilateral agreements and the implementing laws of Switzerland, Switzerland will begin to collect data in respect of financial assets held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals or certain type of entities resident in a EU member state or in a treaty state from, depending on the effectiveness date of the agreement, 2017 or 2018, as the case may be, and begin to exchange it from 2018 or 2019.

Swiss Federal Stamp Duties

The issuance of the notes will not be subject to Swiss federal issuance stamp duty or Swiss federal stamp duty on the dealing in securities. Dealings in the notes in the secondary markets where a Swiss domestic bank or a Swiss domestic securities dealer (as defined in the Swiss Federal Stamp Duty Act) acts as a party or as an intermediary to the transaction may be subject to Swiss federal stamp duty on dealing in securities. The applicable stamp duty rate would be 0.15% for each of the two parties to a transaction provided that no (partial) exemption applies and is calculated based on the purchase price or sale proceeds. If the transaction does not involve cash consideration, the transfer stamp duty is computed on the basis of the market value of the consideration.

EACH PROSPECTIVE NOTE HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH NOTE HOLDER.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

You may not participate in the exchange offer if you are:

•	an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired old notes directly from us.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the registration statement relating to the exchange offer. On this basis, this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the exchange date (as such period may be extended), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new notes may be required to deliver this prospectus.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your old notes in the exchange offer. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes;

•	a combination of such methods of resale; at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or,

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes of any series that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act.

For a period of up to 180 days after the exchange date (as such period may be extended), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the manner indicated in the letter of transmittal. We have agreed to pay all reasonable expenses incidental to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain U.S. legal matters in connection with the validity of the new notes offered in this exchange offer will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain Bermuda legal matters in connection with the new notes offered in this exchange offer will be passed upon for us by our special Bermuda counsel, Conyers Dill & Pearman Limited. Certain Irish legal matters in connection with the new notes offered in this exchange offer will be passed upon for us by our special Irish counsel, Matheson.

EXPERTS

The consolidated financial statements and schedule of Weatherford International plc as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report on the consolidated financial statements refers to changes in accounting for deferred income taxes and accounting for debt issuance costs.

Interests of Named Experts and Counsel

Certain Bermuda legal matters in connection with the debt securities or guarantees that Weatherford Bermuda may issue in connection with the exchange offer will be passed upon for Weatherford Bermuda by its special Bermuda counsel, Conyers Dill & Pearman Limited. An employee of that firm’s affiliated company, Conyers Corporate Services (Bermuda) Limited, is Weatherford Bermuda’s secretary.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and at our website at www.weatherford.com. Information on our website is not incorporated by reference in this prospectus. You may also access, read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, our SEC filings may be read and copied at the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents (other than information furnished rather than filed and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit thereto):

•	Weatherford Ireland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 15, 2017;

•	Weatherford Ireland’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, as filed with the SEC on April 28, 2017 and August 1, 2017;

•	Our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 25, 2017; and

•	Weatherford Ireland’s Current Reports on Form 8-K or Form 8-K/A, as filed with the SEC on March 10, 2017, March 24, 2017, April, 17, 2017, June 16, 2017, June 26, 2017 and June 29, 2017.

In addition, all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished rather than filed and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit thereto), shall be deemed to be incorporated by reference into this prospectus.

We are also incorporating by reference all additional documents Weatherford Ireland may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the effectiveness of the registration statement of which this prospectus forms a part.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Weatherford International plc

Attention: Investor Relations

2000 St. James Place

Houston, Texas 77056

(713) 836-4000

ANNEX A

LETTER OF TRANSMITTAL

TO TENDER

9.875% SENIOR NOTES DUE 2024

(CUSIP NOS. 947075 AL1, G9508C AA2 and G9508C AB0)

OF

WEATHERFORD INTERNATIONAL BERMUDA

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED                 , 2017

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON                 ,                  (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS

EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

Deutsche Bank Trust Company Americas

By Registered & Certified Mail: Deutsche Bank Trust Company Americas c/o DB Services Americas, Inc. MS: JCK01-0218 Attention: Reorg. Department 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256	By Regular Mail or Courier: Deutsche Bank Trust Company Americas c/o DB Services Americas, Inc. MS: JCK01-0218 Attention: Reorg. Department 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256	In Person by Hand Only: Deutsche Bank Trust Company Americas c/o DB Services Americas, Inc. MS: JCK01-0218 Attention: Reorg. Department 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256

For Facsimile Transmission (eligible institutions only):

(615) 866-3889

Attn: Reorg. Department

For additional questions please call:

(877) 843-9767

If you wish to exchange your issued and outstanding 9.875% Senior Notes due 2024 (the “Old Notes”) for an equal aggregate principal amount of newly issued 9.875% Senior Notes due 2024 with materially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exchange offer (the “New Notes”), you must validly tender (and not withdraw) your Old Notes to the Exchange Agent prior to the Expiration Date by causing an agent’s message (as defined below) to be received by the Exchange Agent prior to such time.

We refer you to the Prospectus, dated                 , 2017 (the “Prospectus”) of Weatherford International Bermuda (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer to exchange its Old Notes for a like aggregate principal amount of New Notes (the “Exchange Offer”). Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of Old Notes of any extension by oral (promptly followed in writing) or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.	By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.	By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Old Notes.

3.	You understand that the tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4.	By tendering Old Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the “Securities Act”) (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

5.	By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

(a)	the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b)	you are not engaging, do not intend to engage and have no arrangement or understanding with any person to participate in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

(c)	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer or the Guarantors (as defined below);

(d)	if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such New Notes and that you cannot rely on the position of the staff of the SEC set forth in certain no-action letters; and

(e)	you understand that a secondary resale transaction described in clause 5(d) above and any resales of the New Notes obtained in exchange for the Old Notes originally acquired from the Issuer should be covered by an effective registration statement containing the selling noteholder information required by Item 507 or Item 508, as applicable, of Regulation S-K.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Old Notes registered in a shelf registration statement as described in those certain registration rights agreements, dated November 18, 2016, and June 29, 2017 (each, individually, a “Registration Rights Agreement”) by and among the Issuer, the Guarantors named therein (the “Guarantors”) and the Initial Purchaser named therein (the “Initial Purchaser”). Such election may be made by notifying the Issuer in writing at Weatherford International Ltd., 2000 St. James Place, Houston, Texas 77056, Attention: Investor Relations. By making such election, you agree, as a holder of Old Notes participating in a shelf registration, to indemnify and hold harmless the Issuer, the Guarantors and the respective directors and officers of the Issuer and the Guarantors who sign such registration statement, and any person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Issuer or any of the Guarantors, and the respective officers, directors, partners, employees, representatives and agents of each such person, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including, without limitation, and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing, settling, compromising, paying or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any such indemnified holder of Old Notes), joint or several, directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (or any amendment or supplement thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to claims and actions based on information relating to you furnished in writing by you expressly for use in any registration statement or prospectus. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the full text of the Registration Rights Agreement.

6.	If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Old Notes in any Exchange Offer that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7.	If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to any Exchange Offer.

8.	Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2. Partial Tenders.

Tenders of Old Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3. Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, none of the Issuer, the Exchange Agent, or any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4. Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5. No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6. Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7. Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8. No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

Weatherford International Ltd.

(an Irish public limited company)

Offer to Exchange

up to

$790,000,000 of 9.875% Senior Notes due 2024

that have been registered under the Securities Act of 1933

for

$790,000,000 of 9.875% Senior Notes due 2024

that have not been registered under the Securities Act of 1933

Until                 , 2017, all dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Weatherford Ireland

Weatherford Ireland’s memorandum and articles of association confer an indemnity on its directors and officers, which is limited by the Irish Companies Act 2014, as amended (the “Irish Companies Act”). The Irish Companies Act prescribes that such an indemnity, in effect, only permits a company to pay the costs or discharge the liability of a director or the secretary in defending proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted, or where an Irish court otherwise grants relief because the director or the secretary acted honestly and reasonably and ought fairly to be excused. This restriction in the Irish Companies Act does not apply to executives who are not directors or the secretary of Weatherford Ireland. Any provision whereby an Irish company seeks to indemnify its directors or its secretary over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director and the Irish company.

Weatherford Ireland’s articles of association also contain indemnification and expense advancement provisions for persons who are not directors or the secretary of Weatherford Ireland.

Irish companies may take out directors and officers liability insurance as well as other types of insurance, for their directors and officers.

In addition, Weatherford Ireland and Weatherford International Ltd. (“Weatherford Bermuda”), a Bermuda exempted company and wholly owned, indirect subsidiary of Weatherford Ireland have entered (and/or, if required, any other subsidiary of Weatherford Ireland may enter) into indemnification agreements (or deed poll indemnities) with or as to each of Weatherford Ireland’s directors and certain officers as well as with individuals serving as directors, officers, employees, agents or fiduciaries of our subsidiaries or any other company, corporation, joint venture, trust, employee benefit plan or other entity or enterprise or by reason of anything done or not done by such person in any capacity providing for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law.

Under Irish law, a company may not exempt any director or the secretary from liability for negligence, default, breach of duty or breach of trust of which he or she may be guilty in relation to the company. However, where a breach of duty has been established, directors or the secretary may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Weatherford Bermuda

Section 98 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect to any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act. A company may advance monies to a director, officer or auditor for the costs, charges and expenses incurred by them in defending any civil or criminal proceedings against them, on condition that the director, officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

Weatherford Bermuda has adopted provisions in its bye-laws that provide that Weatherford Bermuda shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Weatherford Bermuda’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

Furthermore, Weatherford Bermuda has entered into indemnification agreements with certain of its directors and executive officers. The indemnification agreements require Weatherford Bermuda to indemnify its officers and directors, except for liability in respect of their fraud or dishonesty, against expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative and whether formal or informal. The indemnification agreements also provide that Weatherford Bermuda must pay all reasonable expenses incurred in advance of a final disposition.

Section 98A of the Companies Act permits Weatherford Bermuda to purchase and maintain insurance for the benefit of any of its office or directors in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty, or breach of trust, whether or not Weatherford Bermuda may otherwise indemnify such officer or director. Weatherford Ireland’s directors’ and officers’ liability insurance covers the directors and officers of Weatherford Bermuda for such purposes.

Weatherford Delaware

Weatherford International, LLC (“Weatherford Delaware”) is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Weatherford Delaware’s limited liability company agreement provides for indemnification of each member, manager (if any), officer and director (if any) of Weatherford Delaware, as well as, upon approval of the member, other employees or an affiliate of Weatherford Delaware, to the fullest extent permitted by Delaware law.

Furthermore, Weatherford Delaware has entered into indemnification agreements with certain of its officers. The indemnification agreements require Weatherford Delaware to indemnify its officers to the fullest extent permitted by applicable law against expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature if they acted in good faith or in a manner they reasonably believed to be in or not opposed to the best interests of Weatherford Delaware and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action brought by or in the right of Weatherford Delaware, as opposed to an action brought by a third party, no such indemnification shall be made in respect of any claim, issue or matter as to which applicable law expressly prohibits such indemnification by reason of an adjudication of liability of indemnitee to the Company (unless a court of competent jurisdiction determines otherwise). The indemnification agreements also provide that Weatherford Delaware must pay all reasonable expenses incurred in advance of a final disposition.

In addition, Weatherford Ireland’s directors’ and officers’ liability insurance, subject to the terms and conditions of the policies, covers those persons who are or were an officer of Weatherford Delaware against liability asserted against or incurred by them in their capacity as such, whether or not Weatherford Delaware would have the power to indemnify such persons against such liability under the provisions of Weatherford Delaware’s limited liability company agreement.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits to this registration statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)	For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(8)	That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(9)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Weatherford International plc

(an Irish public limited company)

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baar, Switzerland on August 17, 2017.

WEATHERFORD INTERNATIONAL PLC

By:	/s/ Mark A. McCollum
Mark A. McCollum President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christina M. Ibrahim and Charity R. Kohl and each of them (with full power to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone), full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities below on August 17, 2017.

Signature	Title

/s/ Mark A. McCollum Mark A. McCollum	President and Chief Executive Officer (Principal Executive Officer)

/s/ Christoph Bausch Christoph Bausch	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Douglas M. Mills Douglas M. Mills	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ William E. Macaulay William E. Macaulay	Chairman of the Board and Director

/s/ Mohamed A. Awad Mohamed A. Awad	Director

/s/ David J. Butters David J. Butters	Director

/s/ John D. Gass John D. Gass	Director

/s/ Sir Emyr Jones Parry Sir Emyr Jones Parry	Director

/s/ Francis S. Kalman Francis S. Kalman	Director

/s/ Robert K. Moses, Jr. Robert K. Moses, Jr.	Director

/s/ Dr. Guillermo Ortiz Dr. Guillermo Ortiz	Director

/s/ Christina M. Ibrahim Christina M. Ibrahim	Authorized U.S. Representative

SIGNATURES

Weatherford International Ltd.

(a Bermuda exempted company)

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on August 17, 2017.

WEATHERFORD INTERNATIONAL LTD.

By:	/s/ Douglas M. Mills
Douglas M. Mills President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christina M. Ibrahim and Charity Kohl and each of them (with full power to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone), full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities below on August 17, 2017.

Signature	Title

/s/ Douglas M. Mills Douglas M. Mills	President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Christina M. Ibrahim Christina M. Ibrahim	Authorized U.S. Representative

Weatherford International, LLC

(a Delaware limited liability company)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on August 17, 2017.

WEATHERFORD INTERNATIONAL, LLC

By:	/s/ E. Kyle Chapman
E. Kyle Chapman President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christina M. Ibrahim and Charity Kohl and each of them (with full power to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone), full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities below on August 17, 2017.

Signature	Title

/s/ E. Kyle Chapman E. Kyle Chapman	President (Principal Executive Officer)

/s/ Kyle R. Pounds Kyle R. Pounds	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Purchase Agreement, dated November 15, 2016, by and among Weatherford International Ltd., a Bermuda exempted company, Weatherford International plc, an Irish public limited company, Weatherford International, LLC, a Delaware limited liability company, and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 1.1 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504) filed on November 21, 2016)

1.2**	Purchase Agreement, dated June 26, 2017, by and among Weatherford International Ltd., a Bermuda exempted company, Weatherford International plc, an Irish public limited company, Weatherford International, LLC, a Delaware limited liability company, and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 1.1 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504) filed on June 29, 2017)

2.1**	Merger Agreement, dated April 2, 2014, between Weatherford International Ltd., a Swiss joint-stock corporation, and Weatherford International plc, an Irish public limited company (incorporated by reference to Exhibit 2.1 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-34258) filed April 2, 2014)

3.1**	Memorandum and Articles of Association of Weatherford International plc, an Irish public limited company (incorporated by reference to Exhibit 3.1 to Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504) filed June 17, 2014)

3.2**	Memorandum of Association of Weatherford International Ltd., a Bermuda exempted company (incorporated by reference to Annex II to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 of Weatherford International Ltd., a Bermuda exempted company (File No. 333-85644) filed May 22, 2002)

3.3**	Certificate of Deposit of Memorandum of Increase of Share Capital of Weatherford International Ltd., a Bermuda exempted company (incorporated by reference to Annex II to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 of Weatherford International Ltd., a Bermuda exempted company (File No. 333-85644), filed May 22, 2002)

3.4**	Bye-Laws of Weatherford International Ltd., a Bermuda exempted company, as amended on May 10, 2016

3.5**	Certificate of Assistant Secretary of Weatherford International Ltd., a Bermuda exempted company, as to the adoption of a resolution increasing authorized share capital (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Weatherford International Ltd., a Bermuda exempted company (File No. 1-31339), filed May 15, 2006)

3.6**	Certificate of Formation of Weatherford International, LLC, a Delaware limited liability company (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-3 of Weatherford International Ltd., a Swiss joint-stock corporation (File No. 333-194431), filed March 7, 2014)

3.7**	Limited Liability Company Agreement of Weatherford International, LLC, a Delaware limited liability company (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-3 of Weatherford International Ltd., a Swiss joint-stock corporation (File No. 333-194431), filed March 7, 2014)

4.1**	Indenture dated October 1, 2003, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company, and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of Weatherford International Ltd., a Bermuda exempted company (File No. 1-31339), filed October 2, 2003)

4.2**	First Supplemental Indenture dated March 25, 2008, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company, and Deutsche Bank Trust Company Americas, as trustee, to the Indenture dated October 1, 2003 (including the form of notes issued pursuant thereto) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Weatherford International Ltd., a Bermuda exempted company (File No. 1-31339), filed March 25, 2008)

4.3**	Second Supplemental Indenture dated January 8, 2009, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company, and Deutsche Bank Trust Company Americas, as trustee, to the Indenture dated October 1, 2003 (including the form of notes issued pursuant thereto) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Weatherford International Ltd., a Bermuda exempted company (File No. 1-31339), filed January 8, 2009)

4.4**	Third Supplemental Indenture dated February 26, 2009, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company, Weatherford International Ltd., a Swiss joint-stock corporation, and Deutsche Bank Trust Company Americas, as trustee, to the Indenture dated as of October 1, 2003 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K12B of Weatherford International Ltd., a Swiss joint-stock corporation (File No. 1-34258), filed February 26, 2009)

4.5**	Fourth Supplemental Indenture dated as of September 23, 2010, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company, Weatherford International Ltd., a Swiss joint-stock corporation, and Deutsche Bank Trust Company Americas, as trustee, to the Indenture dated as of October 1, 2003 (including the form of notes issued pursuant thereto and form of guarantee notation) (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q of Weatherford International Ltd., a Swiss joint-stock corporation (File No. 1-34258) for the quarter ended September 30, 2010, filed November 2, 2010)

4.6**	Form of Fifth Supplemental Indenture dated April 4, 2012, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company, Weatherford International Ltd., a Swiss joint-stock corporation, and Deutsche Bank Trust Company Americas, as trustee, to the Indenture dated as of October 1, 2003 (including the form of notes issued pursuant thereto and form of guarantee notation) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Weatherford International Ltd., a Swiss joint-stock corporation (File No. 1-34258), filed April 4, 2012)

4.7**	Sixth Supplemental Indenture dated as of August 14, 2012, among Weatherford International Ltd., a Bermuda exempted company Weatherford International, LLC, a Delaware limited liability company, Weatherford International Ltd., a Swiss joint-stock corporation, and Deutsche Bank Trust Company Americas, to the indenture dated as of October 1, 2003 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Weatherford International Ltd., a Swiss joint-stock corporation (File No. 1-34258), filed August 14, 2012)

4.8**	Seventh Supplemental Indenture dated as of March 31, 2013, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company, Weatherford International Ltd., a Swiss joint-stock corporation, and Deutsche Bank Trust Company Americas, to the indenture dated as of October 1, 2003 (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 of Weatherford International Ltd., a Swiss joint-stock corporation (File No. 1-34258), filed May 3, 2013)

4.9**	Eighth Supplemental Indenture dated as of June 17, 2014, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company, Weatherford International plc, an Irish public limited company, and Deutsche Bank Trust Company Americas, as trustee, to the indenture dated as of October 1, 2003 (incorporated by reference to Exhibit 4.1 to Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504) filed June 17, 2014)

4.10**	Ninth Supplemental Indenture dated as of June 7, 2016, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company, Weatherford International plc, an Irish public limited company, and Deutsche Bank Trust Company Americas, as trustee, to the indenture dated as of October 1, 2003 (incorporated by reference to Exhibit 4.1 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504) filed June 7, 2016)

4.11**	Tenth Supplemental Indenture dated as of June 17, 2016, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company, Weatherford International plc, an Irish public limited company, and Deutsche Bank Trust Company Americas, as trustee, to the indenture dated as of October 1, 2003 (incorporated by reference to Exhibit 4.1 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504) filed June 17, 2016)

4.12**	Eleventh Supplemental Indenture dated as of November 18, 2016, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company, Weatherford International plc, an Irish public limited company, and Deutsche Bank Trust Company Americas, as trustee, to the indenture dated as of October 1, 2003 (incorporated by reference to Exhibit 4.1 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504) filed November 21, 2016)

4.13**	Indenture dated June 18, 2007, among Weatherford International, LLC, a Delaware limited liability company, Weatherford International Ltd., a Bermuda exempted company, and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Weatherford International Ltd., a Bermuda exempted company (File No. 1-31339), filed June 18, 2007)

4.14**	First Supplemental Indenture dated June 18, 2007, among Weatherford International, LLC, a Delaware limited liability company, Weatherford International Ltd., a Bermuda exempted company, and Deutsche Bank Trust Company Americas (including the form of notes issued pursuant thereto) (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Weatherford International Ltd., a Bermuda exempted company (File No. 1-31339), filed June 18, 2007)

4.15**	Second Supplemental Indenture dated as of February 26, 2009, among Weatherford International, LLC, a Delaware limited liability company, Weatherford International Ltd., a Bermuda exempted company, Weatherford International Ltd., a Swiss joint-stock corporation, and Deutsche Bank Trust Company America (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Weatherford International Ltd., a Swiss joint-stock corporation (File No. 1-34258), filed February 26, 2009)

4.16**	Third Supplemental Indenture dated as of August 14, 2012, among Weatherford International, LLC, a Delaware limited liability company, Weatherford International Ltd., a Bermuda exempted company, Weatherford International Ltd., a Swiss joint-stock corporation, and Deutsche Bank Trust Company Americas to the indenture dated as of June 18, 2007 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Weatherford International Ltd., a Swiss joint-stock corporation (File No. 1-34258), filed August 14, 2012)

4.17**	Fourth Supplemental Indenture dated as of March 31, 2013, among Weatherford International, LLC, a Delaware limited liability company, Weatherford International Ltd., a Bermuda exempted company, Weatherford International Ltd., a Swiss joint-stock corporation, and Deutsche Bank Trust Company Americas to the indenture dated as of June 18, 2007 (incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 of Weatherford International Ltd., a Swiss joint-stock corporation (File No. 1-34258), filed May 3, 2013)

4.18**	Fifth Supplemental Indenture dated as of June 17, 2014, among Weatherford International, LLC, a Delaware limited liability company, Weatherford International Ltd., a Bermuda exempted company, Weatherford International plc, an Irish public limited company, and Deutsche Bank Trust Company Americas, as trustee, to the indenture dated as of June 18, 2007 (incorporated by reference to Exhibit 4.2 to Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504) filed June 17, 2014)

4.19**	Form of Warrant Agreement dated November 21, 2016, among Weatherford International plc, an Irish public limited company, and the holder thereof (incorporated by reference to Exhibit 4.3 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504) filed November 21, 2016)

4.20**	Registration Rights Agreement dated November 18, 2016, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International plc, an Irish public limited company, Weatherford International, LLC, a Delaware limited liability company, and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 4.2 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed November 21, 2016)

4.21**	Registration Rights Agreement dated June 29, 2017, among Weatherford International Ltd., a Bermuda exempted company, Weatherford International plc, an Irish public limited company, Weatherford International, LLC, a Delaware limited liability company, and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 4.2 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed June 29, 2017)

5.1*	Opinion of Latham & Watkins LLP

5.2*	Opinion of Conyers Dill & Pearman Limited

5.3*	Opinion of Matheson

10.1†	Weatherford International, Inc. 1998 Employee Stock Option Plan, as amended, including form of agreement for officers (incorporated by reference to Exhibit 10.18 to Weatherford International plc’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-13086), filed March 10, 2014)

10.2†	Deed Poll of Assumption, dated June 16, 2014, executed by Weatherford International plc, an Irish public limited company (incorporated by reference to Exhibit 10.3 of Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504), filed June 17, 2014)

10.3†	Weatherford International plc 2006 Omnibus Incentive Plan (as amended and restated, conformed as of June 16, 2015) (incorporated by reference to Exhibit 10.2 of Weatherford International plc’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 1-36504), filed July 24, 2015)

10.4†	Form of Restricted Share Unit Award Agreement pursuant to Weatherford International plc 2006 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 of Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504), filed June 17, 2014)

10.5†	Form of Stock Option Agreement for Officers pursuant to Weatherford International plc 2006 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.46 to Weatherford International plc’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 1-31339), filed February 23, 2007)

10.6†	Weatherford International plc 2010 Omnibus Incentive Plan (as amended and restated) (incorporated by reference to Exhibit 10.6 of Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504), filed June 17, 2014)

10.7†	First Amendment to Weatherford International plc 2010 Omnibus Incentive Plan (incorporated by reference to Annex A of Weatherford International plc’s Definitive Proxy Statement on Schedule 14A (File No. 1-36504), filed April 29, 2015)

10.8†	Form of Restricted Share Unit Award Agreement pursuant to Weatherford International plc 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 of Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504), filed June 17, 2014)

10.9†	Form of Performance Unit Award Agreement pursuant to Weatherford International plc 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of Weatherford International plc’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (File No. 1-36504), filed April 14, 2015)

10.10†	Form of Restricted Share Units Award Agreement (CIC—Officer) pursuant to the Weatherford International plc 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.21 of Weatherford International plc’s Annual Report on Form 10-K (File No. 1-36504), filed February 16, 2016)

10.11†	Form of Restricted Share Units Award Agreement (CIC—Director) pursuant to the Weatherford International plc 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 of the Weatherford International plc’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 36504), filed July 24, 2015)

10.12†	Forms of Annex (Relative TSR and Absolute TSR) to Performance Unit Award Agreements for use under the Weatherford International plc 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-34258), filed February 22, 2012)

10.13†	Form of addendum for use with certain equity grants under the Weatherford International plc 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.26 to Weatherford International plc’s Annual Report on Form 10-K (File No. 1-36504), filed February 17, 2015)

10.14†	Form of Restricted Share Unit Award Agreement—U.K. pursuant to Weatherford International plc 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.9 of Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504), filed June 17, 2014)

10.15†	Form of Performance Unit Award Agreement pursuant to Weatherford International plc 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-34258), filed February 22, 2011)

10.16†	Form of Performance Unit Award Agreement pursuant to Weatherford International plc 2010 Omnibus Incentive Plan (Shareholder Return) (incorporated by reference to Exhibit 10.2 to Weatherford International plc’s Current Report on Form 8-K (File No. 1-34258), filed March 4, 2016)

10.17†	Form of Performance Units Award Agreement (CIC) pursuant to the Weatherford International plc 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.28 of Weatherford International plc’s Annual Report on Form 10-K (File No. 1-36504), filed February 16, 2016)

10.18†	Weatherford International Ltd. (Switzerland) Executive Non-Equity Incentive Compensation Plan (as amended and restated, February 27, 2014) to be effective January 1, 2014 (incorporated by reference to Exhibit 10.1 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-34258), filed March 4, 2014)

10.19†	Executive Employment Agreement, dated June 20, 2013, between Weatherford International Ltd. and Douglas M. Mills (incorporated by reference to Exhibit 10.1 to Weatherford International plc’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (File No. 1-34258), filed July 31, 2013)

10.20†	Form of Change of Control Agreement, entered into by Christina Ibrahim (May 4, 2015), Mario Ruscev (March 25, 2016), Christoph Bausch and Frederico Justus (December 13, 2016) (incorporated by reference to Exhibit 10.1 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed December 15, 2016)

10.21†	Form of Deed of Indemnity of Weatherford International plc entered into by each director of Weatherford International plc and each of the following executive officers of Weatherford International plc: Douglas M. Mills, Lance R. Marklinger (June 17, 2014), Christina Ibrahim (May 4, 2015), Christoph Bausch and Frederico Justus (December 13, 2016) (incorporated by reference to Exhibit 10.11 of Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504), filed June 17, 2014)

10.22†	Form of Deed of Indemnity of Weatherford Bermuda entered into by each director of Weatherford International plc and each of the following executive officers of Weatherford International plc: Douglas M. Mills, Lance R. Marklinger (June 17, 2014), Christina Ibrahim (May 4, 2015), Christoph Bausch and Frederico Justus (December 13, 2016) (incorporated by reference to Exhibit 10.12 of Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504), filed June 17, 2014)

10.23†	Form of Employment Agreement Assignment Letter by Weatherford Management Company Switzerland LLC, Weatherford International Ltd., a Swiss joint-stock corporation, Weatherford International plc , and the following executive officers of Weatherford International plc: Douglas M. Mills (June 16, 2014) (incorporated by reference to Exhibit 10.13 of Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504), filed June 17, 2014)

10.24†	Form of Secondment Letter entered into by Weatherford Management Company Switzerland LLC, Weatherford U.S., L.P. and the following executive officers of Weatherford International plc: Douglas M. Mills (June 16, 2014) (incorporated by reference to Exhibit 10.14 of Weatherford International plc’s Current Report on Form 8-K12B (File No. 1-36504), filed June 17, 2014)

10.25**	Amendment and Restatement Agreement, dated May 4, 2016, by and among Weatherford International plc (Ireland), Weatherford International Ltd. (Bermuda), as the Borrower, Weatherford International, LLC (Delaware), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed May 10, 2016)

10.26**	Amended and Restated Credit Agreement, effective as of May 9, 2016, by and among Weatherford International Ltd. (Bermuda), Weatherford International plc (Ireland), the other borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed May 10, 2016)

10.27**	Amendment No. 1 to Amended and Restated Credit Agreement, dated July 19, 2016, among Weatherford International Ltd. (Bermuda), Weatherford International plc (Ireland), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed July 22, 2016)

10.28**	Amendment No. 2 to Amended and Restated Credit Agreement, dated April 17, 2017, among Weatherford International Ltd. (Bermuda), Weatherford International plc (Ireland), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed April 17, 2017)

10.29**	Term Loan Agreement, dated May 4, 2016, by and among Weatherford International Ltd. (Bermuda), as the borrower, Weatherford International plc, (Ireland), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (incorporated by reference to Exhibit 10.3 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed May 10, 2016)

10.30**	Amendment No. 1 to Term Loan Agreement, dated July 19, 2016, among Weatherford International Ltd. (Bermuda), Weatherford International plc (Ireland), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed July 22, 2016)

10.31**	Amendment No. 2 to Term Loan Agreement, dated April 17, 2017, among Weatherford International Ltd. (Bermuda), Weatherford International plc (Ireland), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed April 17, 2017)

10.32**	U.S. Pledge and Security Agreement, dated as of May 9, 2016, by and among the subsidiary parties thereto and JPMorgan Chase Bank, N.A., as administrative agent of the Term Loan Agreement, dated May 4, 2016 (incorporated by reference to Exhibit 10.4 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed May 10, 2016)

10.33**	Guaranty Agreement, dated as of May 9, 2016, by Weatherford International plc (Ireland) and certain subsidiary parties thereto, as guarantors, in favor of JPMorgan Chase Bank, N.A., as administrative agent of the Amended and Restated Credit Agreement, effective as of May 9, 2016 (incorporated by reference to Exhibit 10.5 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed May 10, 2016)

10.34**	Guaranty Agreement, dated as of May 9, 2016, by Weatherford International plc (Ireland) and certain subsidiary parties thereto, as guarantors, in favor of JPMorgan Chase Bank, N.A., as administrative agent of the Term Loan Agreement, dated as of May 4, 2016 (incorporated by reference to Exhibit 10.6 of Weatherford International plc’s Current Report on Form 8-K (File No. 1-36504), filed May 10, 2016)

10.35**	Master Formation Agreement, dated as of March 24, 2017, by and among Weatherford U.S. Holdings, L.L.C., a Delaware limited liability company and an indirect wholly owned subsidiary of Weatherford International plc, an Irish public limited company, and Weatherford Canada Ltd., an Alberta corporation and an indirect wholly owned subsidiary of Weatherford International plc, Schlumberger Technology Corporation, a Texas corporation and an indirect wholly owned subsidiary of Schlumberger Limited, a Curacao corporation, and Schlumberger Canada Limited, a company organized under the laws of Canada and an indirect wholly owned subsidiary of Schlumberger Limited (incorporated by reference to Exhibit 10.1 of Weatherford International plc’s Quarterly Report on Form 10-Q (File No. 1-36504), filed April 28, 2017)

12.1*	Computation of Ratio of Earnings to Fixed Charges

21.1**	List of Subsidiaries of Weatherford International plc (incorporated by reference to Exhibit 21.1 of Weatherford International plc’s Annual Report on Form 10-K (File No. 1-36504), filed February 15, 2017)

23.1*	Consent of Latham & Watkins LLP (included in its opinion filed as Exhibit 5.1)

23.2*	Consent of Conyers Dill & Pearman Limited (included in its opinion filed as Exhibit 5.2)

23.3*	Consent of KPMG LLP

23.4*	Consent of Matheson (included in its opinion filed as exhibit 5.3 hereto)

24.1*	Power of Attorney for officers and directors of Weatherford International plc, an Irish public limited company (included in the signature pages to this registration statement)

24.2*	Power of Attorney for officers and directors of Weatherford International Ltd., a Bermuda exempted company (included in the signature pages to this registration statement)

24.3*	Power of Attorney for officers and directors of Weatherford Delaware, LLC a Delaware limited liability company (included in the signature pages to this registration statement)

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas

99.1*	Form of Letter of Transmittal (included as Annex A to the prospectus).

  *  —Filed herewith.

**  —Filed previously.

  †  —Management contract or compensatory plan or arrangement.